Exhibit 99.1

FORD MOTOR COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME
For the Years Ended December 31, 2007, 2006 and 2005
(in millions, except per share amounts)

	2007	2006	2005
Sales and revenues
Automotive sales	$154,379	$143,249	$153,413
Financial Services revenues	18,076	16,816	23,422
Total sales and revenues	172,455	160,065	176,835

Costs and expenses
Automotive cost of sales	142,587	148,866	144,920
Selling, administrative and other expenses	21,169	19,148	24,588
Goodwill impairment	2,400	—	—
Interest expense	10,927	8,783	8,417
Financial Services provision for credit and insurance losses	668	241	483
Total costs and expenses	177,751	177,038	178,408

Automotive interest income and other non-operating income/(expense), net	1,161	1,478	1,247
Automotive equity in net income/(loss) of affiliated companies	389	421	285
Gain on sale of The Hertz Corporation ("Hertz") (Note 20)	—	—	1,095
Income/(Loss) before income taxes	(3,746)	(15,074)	1,054
Provision for/(Benefit from) income taxes (Note 19)	(1,294)	(2,655)	(855)
Income/(Loss) before minority interests	(2,452)	(12,419)	1,909
Minority interests in net income/(loss) of subsidiaries	312	210	280
Income/(Loss) from continuing operations	(2,764)	(12,629)	1,629
Income/(Loss) from discontinued operations (Note 20)	41	16	62
Income/(Loss) before cumulative effects of changes in accounting principles	(2,723)	(12,613)	1,691
Cumulative effects of changes in accounting principles (Note 28)	—	—	(251)
Net income/(loss)	$(2,723)	$(12,613)	$1,440

Average number of shares of Common and Class B Stock outstanding	1,979	1,879	1,846

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK (Note 21)
Basic income/(loss)
Income/(Loss) from continuing operations	$(1.40)	$(6.73)	$0.88
Income/(Loss) from discontinued operations	0.02	0.01	0.04
Cumulative effects of changes in accounting principles	—	—	(0.14)
Net income/(loss)	$(1.38)	$(6.72)	$0.78

Diluted income/(loss)
Income/(Loss) from continuing operations	$(1.40)	$(6.73)	$0.86
Income/(Loss) from discontinued operations	0.02	0.01	0.03
Cumulative effects of changes in accounting principles	—	—	(0.12)
Net income/(loss)	$(1.38)	$(6.72)	$0.77

Cash dividends	$—	$0.25	$0.40

The accompanying notes are part of the financial statements.

FORD MOTOR COMPANY AND SUBSIDIARIES

SECTOR STATEMENT OF INCOME
For the Years Ended December 31, 2007, 2006 and 2005
(in millions, except per share amounts)

	2007	2006	2005
AUTOMOTIVE
Sales	$154,379	$143,249	$153,413
Costs and expenses
Cost of sales	142,587	148,866	144,920
Selling, administrative and other expenses	13,660	12,327	12,704
Goodwill impairment	2,400	—	—
Total costs and expenses	158,647	161,193	157,624
Operating income/(loss)	(4,268)	(17,944)	(4,211)

Interest expense	2,252	995	1,220

Interest income and other non-operating income/(expense), net	1,161	1,478	1,247
Equity in net income/(loss) of affiliated companies	389	421	285
Income/(Loss) before income taxes — Automotive	(4,970)	(17,040)	(3,899)

FINANCIAL SERVICES
Revenues	18,076	16,816	23,422
Costs and expenses
Interest expense	8,675	7,788	7,197
Depreciation	6,289	5,295	5,854
Operating and other expenses	1,220	1,526	6,030
Provision for credit and insurance losses	668	241	483
Total costs and expenses	16,852	14,850	19,564
Gain on sale of Hertz (Note 20)	—	—	1,095
Income/(Loss) before income taxes — Financial Services	1,224	1,966	4,953

TOTAL COMPANY
Income/(Loss) before income taxes	(3,746)	(15,074)	1,054
Provision for/(Benefit from) income taxes (Note 19)	(1,294)	(2,655)	(855)
Income/(Loss) before minority interests	(2,452)	(12,419)	1,909
Minority interests in net income/(loss) of subsidiaries	312	210	280
Income/(Loss) from continuing operations	(2,764)	(12,629)	1,629
Income/(Loss) from discontinued operations (Note 20)	41	16	62
Income/(Loss) before cumulative effects of changes in accounting principles	(2,723)	(12,613)	1.691
Cumulative effects of changes in accounting principles (Note 28)	—	—	(251)
Net income/(loss)	$(2,723)	$(12,613)	$1,440

Average number of shares of Common and Class B Stock outstanding	1,979	1,879	1,846

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK (Note 21)
Basic income/(loss)
Income/(Loss) from continuing operations	$(1.40)	$(6.73)	$0.88
Income/(Loss) from discontinued operations	0.02	0.01	0.04
Cumulative effects of changes in accounting principles	—	—	(0.14)
Net income/(loss)	$(1.38)	$(6.72)	$0.78

Diluted income/(loss)
Income/(Loss) from continuing operations	$(1.40)	$(6.73)	$0.86
Income/(Loss) from discontinued operations	0.02	0.01	0.03
Cumulative effects of changes in accounting principles	—	—	(0.12)
Net income/(loss)	$(1.38)	$(6.72)	$0.77

Cash dividends	$—	$0.25	$0.40

The accompanying notes are part of the financial statements.

FORD MOTOR COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
(in millions)

	December 31, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$35,283	$28,896
Marketable securities (Note 3)	5,248	21,472
Loaned securities (Note 3)	10,267	5,256
Finance receivables, net	109,053	106,863
Other receivables, net	8,210	7,067
Net investment in operating leases (Note 5)	33,255	29,787
Retained interest in sold receivables (Note 7)	653	990
Inventories (Note 8)	10,121	10,017
Equity in net assets of affiliated companies (Note 9)	2,853	2,790
Net property (Note 11)	36,239	36,055
Deferred income taxes	3,500	4,922
Goodwill and other net intangible assets (Note 13)	2,069	3,611
Assets of discontinued/held-for-sale operations	7,537	8,215
Other assets	14,976	13,255
Total assets	$279,264	$279,196

LIABILITIES AND STOCKHOLDERS' EQUITY
Payables	$20,832	$21,214
Accrued liabilities and deferred revenue (Note 15)	74,738	80,058
Debt (Note 16)	168,787	171,832
Deferred income taxes	3,034	2,744
Liabilities of discontinued/held-for-sale operations	4,824	5,654
Total liabilities	272,215	281,502

Minority interests	1,421	1,159

Stockholders' equity
Capital stock (Note 21)
Common Stock, par value $0.01 per share (2,124 million shares issued and 6,000 million authorized)	21	18
Class B Stock, par value $0.01 per share (71 million shares issued and 530 million authorized)	1	1
Capital in excess of par value of stock	7,834	4,562
Accumulated other comprehensive income/(loss)	(558)	(7,846)
Treasury stock	(185)	(183)
Retained earnings/(Accumulated deficit)	(1,485)	(17)
Total stockholders' equity	5,628	(3,465)
Total liabilities and stockholders' equity	$279,264	$279,196

The accompanying notes are part of the financial statements.

FORD MOTOR COMPANY AND SUBSIDIARIES
SECTOR BALANCE SHEET
(in millions)

	December 31, 2007	December 31, 2006
ASSETS
Automotive
Cash and cash equivalents	$20,678	$16,022
Marketable securities (Note 3)	2,092	11,310
Loaned securities (Note 3)	10,267	5,256
Total cash, marketable and loaned securities	33,037	32,588
Receivables, less allowances of $196 and $174	4,530	3,163
Inventories (Note 8)	10,121	10,017
Deferred income taxes	532	1,569
Other current assets	5,514	7,616
Current receivable from Financial Services (Note 1)	509	—
Total current assets	54,243	54,953
Equity in net assets of affiliated companies (Note 9)	2,283	2,029
Net property (Note 11)	35,979	35,786
Deferred income taxes	9,268	14,851
Goodwill and other net intangible assets (Note 13)	2,051	3,594
Assets of discontinued/held-for-sale operations	7,537	8,215
Other assets	5,614	3,206
Non-current receivable from Financial Services (Note 1)	1,514	—
Total Automotive assets	118,489	122,634
Financial Services
Cash and cash equivalents	14,605	12,874
Marketable securities (Note 3)	3,156	10,162
Finance receivables, net (Note 4)	112,733	110,767
Net investment in operating leases (Note 5)	30,309	26,606
Retained interest in sold receivables (Note 7)	653	990
Equity in net assets of affiliated companies (Note 9)	570	761
Goodwill and other net intangible assets (Note 13)	18	17
Other assets	7,217	6,047
Receivable from Automotive (Note 1)	—	1,467
Total Financial Services assets	169,261	169,691
Intersector elimination	(2,023)	(1,467)
Total assets	$285,727	$290,858

LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive
Trade payables	$15,718	$15,346
Other payables	3,237	4,281
Accrued liabilities and deferred revenue (Note 15)	27,672	27,001
Deferred income taxes	2,671	3,138
Debt payable within one year (Note 16)	1,175	1,284
Current payable to Financial Services (Note 1)	—	640
Total current liabilities	50,473	51,690
Long-term debt (Note 16)	25,779	28,512
Other liabilities (Note 15)	41,676	48,291
Deferred income taxes	783	441
Net liabilities of discontinued/held-for-sale operations	4,824	5,654
Non-current payable to Financial Services (Note 1)	—	827
Total Automotive liabilities	123,535	135,415
Financial Services
Payables	1,877	1,587
Debt (Note 16)	141,833	142,036
Deferred income taxes	6,043	10,827
Other liabilities and deferred income	5,390	4,766
Payable to Automotive (Note 1)	2,023	—
Total Financial Services liabilities	157,166	159,216

Minority interests	1,421	1,159

Stockholders' equity
Capital stock (Note 21)
Common Stock, par value $0.01 per share (2,124 million shares issued and 6,000 million authorized)	21	18
Class B Stock, par value $0.01 per share (71 million shares issued and 530 million authorized)	1	1
Capital in excess of par value of stock	7,834	4,562
Accumulated other comprehensive income/(loss)	(558)	(7,846)
Treasury stock	(185)	(183)
Retained earnings/(Accumulated deficit)	(1,485)	(17)
Total stockholders' equity	5,628	(3,465)
Intersector elimination	(2,023)	(1,467)
Total liabilities and stockholders' equity	$285,727	$290,858

The accompanying notes are part of the financial statements.

FORD MOTOR COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2007, 2006 and 2005
(in millions)

	2007	2006	2005
Cash flows from operating activities of continuing operations
Net cash flows from operating activities (Note 22)	$17,074	$9,622	$20,392

Cash flows from investing activities of continuing operations
Capital expenditures	(6,022)	(6,848)	(7,516)
Acquisitions of retail and other finance receivables and operating leases	(55,681)	(59,793)	(54,024)
Collections of retail and other finance receivables and operating leases	45,498	41,502	48,257
Net acquisitions of daily rental vehicles	—	—	(1,552)
Purchases of securities	(11,423)	(23,678)	(11,883)
Sales and maturities of securities	18,660	18,456	8,735
Proceeds from sales of retail and other finance receivables and operating leases	708	5,120	17,288
Proceeds from sale of businesses	1,236	56	7,937
Cash paid for acquisitions	(26)	—	(2,031)
Transfer of cash balances upon disposition of discontinued/held-for-sale operations	(83)	(4)	(1,255)
Other	650	325	1,849
Net cash (used in)/provided by investing activities	(6,483)	(24,864)	5,805

Cash flows from financing activities of continuing operations
Cash dividends	—	(468)	(738)
Sales of Common Stock	250	431	895
Purchases of Common Stock	(31)	(183)	(570)
Changes in short-term debt	919	(5,825)	(8,713)
Proceeds from issuance of other debt	33,113	58,258	24,559
Principal payments on other debt	(39,431)	(36,601)	(36,080)
Other	(62)	(339)	(153)
Net cash (used in)/provided by financing activities	(5,242)	15,273	(20,800)

Effect of exchange rate changes on cash	1,014	464	(496)

Net increase/(decrease) in cash and cash equivalents from continuing operations	6,363	495	4,901

Cash flows from discontinued operations
Cash flows from operating activities of discontinued operations	26	(11)	49
Cash flows from investing activities of discontinued operations	—	—	(49)
Cash flows from financing activities of discontinued operations	—	—	—

Net increase/(decrease) in cash and cash equivalents	$6,389	$484	$4,901

Cash and cash equivalents at January 1	$28,896	$28,391	$22,806
Cash and cash equivalents of discontinued/held-for-sale operations at January 1	(2)	19	703
Net increase/(decrease) in cash and cash equivalents	6,389	484	4,901
Less: Cash and cash equivalents of discontinued/held-for-sale operations at December 31	—	2	(19)
Cash and cash equivalents at December 31	$35,283	$28,896	$28,391

The accompanying notes are part of the financial statements.

FORD MOTOR COMPANY AND SUBSIDIARIES

SECTOR STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2007, 2006 and 2005
(in millions)

	2007		2006		2005
	Automotive	Financial Services	Automotive	Financial Services	Automotive	Financial Services
Cash flows from operating activities of continuing operations
Net cash flows from operating activities (Note 22)	$8,725	$6,402	$(4,172)	$7,316	$5,438	$6,912

Cash flows from investing activities of continuing operations
Capital expenditures	(5,971)	(51)	(6,809)	(39)	(7,122)	(394)
Acquisitions of retail and other finance receivables and operating leases	—	(55,681)	—	(59,793)	—	(54,024)
Collections of retail and other finance receivables and operating leases	—	45,518	—	41,867	—	48,245
Net (increase)/decrease in wholesale receivables	—	1,927	—	6,113	—	4,751
Net acquisitions of daily rental vehicles	—	—	—	—	—	(1,988)
Purchases of securities	(2,628)	(8,795)	(4,068)	(19,610)	(5,714)	(6,169)
Sales and maturities of securities	2,686	15,974	4,865	13,591	5,106	3,629
Proceeds from sales of retail and other finance receivables and operating leases	—	708	—	5,120	—	17,288
Proceeds from sale of wholesale receivables	—	—	—	—	—	3,739
Proceeds from sale of businesses	1,079	157	56	—	280	7,657
Cash paid for acquisitions	(26)	—	—	—	(2,031)	—
Transfer of cash balances upon disposition of discontinued/held-for-sale operations	(83)	—	(4)	—	—	(1,255)
Investing activity from Financial Services	—	—	1,185	—	8,407	—
Investing activity to Financial Services	(18)	—	(1,400)	—	—	—
Other	1,070	(420)	18	307	387	1,462
Net cash (used in)/provided by investing activities	(3,891)	(663)	(6,157)	(12,444)	(687)	22,941

Cash flows from financing activities of continuing operations
Cash dividends	—	—	(468)	—	(738)	—
Sales of Common Stock	250	—	431	—	895	—
Purchases of Common Stock	(31)	—	(183)	—	(570)	—
Changes in short-term debt	(90)	1,009	414	(6,239)	(115)	(8,598)
Proceeds from issuance of other debt	240	32,873	12,254	46,004	385	24,174
Principal payments on other debt	(837)	(38,594)	(758)	(35,843)	(758)	(35,322)
Financing activity from Automotive	—	18	—	1,400	—	—
Financing activity to Automotive	—	—	—	(1,185)	—	(8,407)
Other	61	(123)	(147)	(192)	(177)	24
Net cash (used in)/provided by financing activities	(407)	(4,817)	11,543	3,945	(1,078)	(28,129)

Effect of exchange rate changes on cash	506	508	104	360	(23)	(473)
Net change in intersector receivables/payables and other liabilities	(291)	291	1,321	(1,321)	(394)	394
Net increase/(decrease) in cash and cash equivalents from continuing operations	4,642	1,721	2,639	(2,144)	3,256	1,645

Cash flows from discontinued operations
Cash flows from operating activities of discontinued operations	16	10	(11)	—	(22)	71
Cash flows from investing activities of discontinued operations	—	—	—	—	17	(66)
Cash flows from financing activities of discontinued operations	—	—	—	—	—	—

Net increase/(decrease) in cash and cash equivalents	$4,658	$1,731	$2,628	$(2,144)	$3,251	$1,650

Cash and cash equivalents at January 1	$16,022	$12,874	$13,373	$15,018	$10,117	$12,689
Cash and cash equivalents of discontinued/held-for-sale operations at January 1	(2)	—	19	—	24	679
Net increase/(decrease) in cash and cash equivalents	4,658	1,731	2,628	(2,144)	3,251	1,650
Less: Cash and cash equivalents of discontinued/held-for-sale operations at December 31	—	—	2	—	(19)	—
Cash and cash equivalents at December 31	$20,678	$14,605	$16,022	$12,874	$13,373	$15,018

The accompanying notes are part of the financial statements.

FORD MOTOR COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
For the Years Ended December 31, 2007, 2006 and 2005
(in millions)

		Capital in		Accumulated Other Comprehensive
		Excess	Retained	Income/(Loss)
		of Par	Earnings/	Foreign	Employee	Derivative
	Capital	Value of	(Accumulated	Currency	Benefit	Instruments
	Stock	Stock	Deficit)	Translation	Related	and Other	Other	Total
YEAR ENDED DECEMBER 31, 2005
Balance at beginning of year	$19	$5,321	$12,362	$4,012	$(3,971)	$1,422	$(1,728)	$17,437
Comprehensive income/(loss)
Net income/(loss)	—	—	1,440	—	—	—	—	1,440
Foreign currency translation (net of $299 of tax benefit)	—	—	—	(3,684)	—	—	—	(3,684)
Net gain/(loss) on derivative instruments (net of $527 of tax benefit)	—	—	—	285	—	(1,264)	—	(979)
Minimum pension liability (net of $229 of tax benefit)	—	—	—	—	(425)	—	—	(425)
Net holding gain/(loss) (net of $30 of tax benefit)	—	—	—	—	—	(55)	—	(55)
Comprehensive income/(loss)								(3,703)
Common Stock issued for employee benefit plans and other	—	(449)	—	—	—	—	—	(449)
ESOP loan and treasury stock	—	—	—	—	—	—	895	895
Cash dividends	—	—	(738)	—	—	—	—	(738)
Balance at end of year	$19	$4,872	$13,064	$613	$(4,396)	$103	$(833)	$13,442

YEAR ENDED DECEMBER 31, 2006
Balance at beginning of year	$19	$4,872	$13,064	$613	$(4,396)	$103	$(833)	$13,442
Comprehensive income/(loss)
Net income/(loss)	—	—	(12,613)	—	—	—	—	(12,613)
Foreign currency translation (net of $3 of tax benefit)	—	—	—	2,585	—	—	—	2,585
Net gain/(loss) on derivative instruments (net of $266 of tax)	—	—	—	17	—	477	—	494
Minimum pension liability (net of $819 of tax)	—	—	—	—	1,542	—	—	1,542
Net holding gain/(loss) (net of $31 of tax benefit)	—	—	—	—	—	(59)	—	(59)
Comprehensive income/(loss)								(8,051)
Adoption of Statement of Financial Accounting Standards No. 158 (net of $646 of tax benefit)	—	—	—	—	(8,728)	—	—	(8,728)
Common Stock issued for employee benefit plans and other	—	(310)	—	—	—	—	—	(310)
ESOP loan and treasury stock	—	—	—	—	—	—	650	650
Cash dividends	—	—	(468)	—	—	—	—	(468)
Balance at end of year	$19	$4,562	$(17)	$3,215	$(11,582)	$521	$(183)	$(3,465)

YEAR ENDED DECEMBER 31, 2007
Balance at beginning of year	$19	$4,562	$(17)	$3,215	$(11,582)	$521	$(183)	$(3,465)
Comprehensive income/(loss)
Net income/(loss)	—	—	(2,723)	—	—	—	—	(2,723)
Foreign currency translation (net of $0 of tax)	—	—	—	1,780	—	—	—	1,780
Net gain/(loss) on derivative instruments (net of $126 of tax benefit)	—	—	—	2	—	(66)	—	(64)
Employee benefit related (net of $1,870 of tax)	—	—	—	—	5,620	—	—	5,620
Net holding gain/(loss) (net of $6 of tax benefit)	—	—	—	—	—	(48)	—	(48)
Comprehensive income/(loss)								4,565
Adoption of FASB Interpretation No. 48	—	—	1,255	—	—	—	—	1,255
Common Stock issued for debt conversion, employee benefit plans, and other	3	3,272	—	—	—	—	—	3,275
ESOP loan and treasury stock	—	—	—	—	—	—	(2)	(2)
Cash dividends	—	—	—	—	—	—	—	—
Balance at end of year	$22	$7,834	$(1,485)	$4,997	$(5,962)	$407	$(185)	$5,628
The accompanying notes are part of the financial statements.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1.  PRINCIPLES OF PRESENTATION AND CONSOLIDATION

Principles of Presentation and Consolidation

Our financial statements are presented in accordance with generally accepted accounting principles ("GAAP") in the United States and are shown on a consolidated basis, and on a sector basis for Automotive and Financial Services.  We believe the additional information provided in the sector statements enables the reader to better understand the operating performance, financial position, cash flows, and liquidity of our two very different businesses.  The difference between the total assets and total liabilities as presented in our sector balance sheet and our consolidated balance sheet is the result of netting of deferred tax assets and liabilities.

Our financial statements include consolidated majority-owned subsidiaries and consolidated variable interest entities ("VIEs") of which we are the primary beneficiary.  The equity method of accounting is used for our investments in entities for which we do not have control or are not the primary beneficiary, but over whose operating and financial policies we have the ability to exercise significant influence.

To provide comparative prior-year balance sheets, certain amounts on our December 31, 2006 consolidated and sector balance sheets and related footnotes have been reclassified for operations held for sale in 2007.  See Note 20 for information about our held-for-sale operations.

Certain Transactions Between Automotive and Financial Services Sectors

Intersector transactions occur in the ordinary course of business.  We formally documented certain long-standing business practices with Ford Motor Credit Company LLC ("Ford Credit"), our indirect wholly-owned subsidiary, in a 2001 agreement that was amended in 2006.  Additional details on certain transactions and the effect on each sector's balance sheet at December 31 are shown below (in billions):

	2007		2006
	Automotive	Financial Services	Automotive	Financial Services
Finance receivables, net (a)		$3.7		$3.9
Wholesale receivables/Other (b)		1.8		1.9
Net investment in operating leases (c)		0.7		0.8
Other assets (d)		1.2		0.7
Intersector receivables/(payables) (e)	$2.0	(2.0)	$(1.5)	1.5
__________
(a)
Automotive sector receivables (generated primarily from vehicle and parts sales to third parties) sold to Ford Credit.  These receivables are classified as Other receivables, net  on our consolidated balance sheet and Finance receivables, net on our sector balance sheet.

(b)
Primarily wholesale receivables with entities that are consolidated subsidiaries of Ford.  The consolidated subsidiaries include dealerships that are partially owned by Ford and consolidated as VIEs, and also certain overseas affiliates.

(c)	Sale-leaseback agreement between Automotive and Financial Services sectors relating to vehicles that we lease to our employees and employees of our subsidiaries.
(d)
Primarily used vehicles purchased by Ford Credit pursuant to the Automotive sector's obligation to repurchase such vehicles from daily rental car companies.  These vehicles are subsequently sold at auction.

(e)	Amounts owed to the Automotive sector by Ford Credit, or vice versa, under a tax sharing agreement.

Additionally, amounts recorded as revenue by the Financial Services sector and billed to the Automotive sector for interest supplements and other support costs for special financing and leasing programs were $4.6 billion in 2007, $3.5 billion in 2006, and $3.3 billion in 2005.  The Automotive sector had accrued in Accrued liabilities and deferred revenue $5.4 billion and $4.6 billion for interest supplements at December 31, 2007 and 2006, respectively, and about $900 million for residual-value supplements in the United States and Canada to be paid to Ford Credit over the term of the related finance contracts at December 31, 2007 and 2006.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2.  SUMMARY OF ACCOUNTING POLICIES

Automotive sales consist primarily of revenue generated from the sale of vehicles.  Sales are recorded when the risks and rewards of ownership are transferred to our customers (generally dealers and distributors).  For the majority of our sales, this occurs when products are shipped from our manufacturing facilities.  When vehicles are shipped to customers or modifiers on consignment, revenue is recognized when the vehicle is sold to the ultimate customer.  We also sell vehicles to daily rental car companies subject to guaranteed repurchase options.  These vehicles are accounted for as operating leases.  At the time of transfer, the proceeds are recorded as deferred revenue in Accrued liabilities and deferred revenue.  The difference between the proceeds and the guaranteed repurchase amount is recognized in Automotive sales over the term of the lease, using a straight-line method.  Also at the time of transfer, the cost of the vehicles is recorded as an operating lease in Other current assets.  The difference between the cost of the vehicle and the estimated auction value is depreciated in Automotive cost of sales over the term of the lease.  At December 31, 2007 and 2006, included in Accrued liabilities and deferred revenue was $3.2 billion and $3.6 billion, respectively, and included in Other current assets was $2.9 billion and $3.2 billion, respectively, for these vehicles.

Income generated from cash and cash equivalents, investments in marketable securities, loaned securities and other miscellaneous receivables is reported in Automotive interest income and other non-operating income/(expense), net.

Revenue Recognition — Financial Services Sector

Revenue from finance receivables (including direct financing leases) is recognized using the interest method.  Certain origination costs on receivables are deferred and amortized, using the interest method, over the term of the related receivable as a reduction in financing revenue.  Rental revenue on operating leases is recognized on a straight-line basis over the term of the lease.  Initial direct costs related to leases are deferred and amortized on a straight-line basis over the term of the lease.  The accrual of rental payments on operating leases and interest on receivables is discontinued at the time a receivable is determined to be uncollectible.

Income generated from cash and cash equivalents, investments in marketable securities, and other miscellaneous receivables is reported in Financial Services revenues.

Marketing Incentives and Interest Supplements

Marketing incentives, including customer and dealer cash payments and costs for special financing and leasing programs paid to the Financial Services sector, are recognized by the Automotive sector as revenue reductions.  These revenue reductions are accrued at the later of the date the related vehicle sales to the dealers are recorded or the date the incentive program is both approved and communicated.  We generally estimate these accruals using marketing incentives that are approved as of the balance sheet date and are expected to be effective at the beginning of the subsequent period.  The Financial Services sector identifies payments for special financing and leasing programs as interest supplements or other support costs and recognizes them consistent with the earnings process of the underlying receivable or operating lease.

Supplier Price Adjustments

We frequently negotiate price adjustments with our suppliers throughout a production cycle, even after receiving production material.  These price adjustments relate to changes in design specifications or to other commercial terms such as economics, productivity, and competitive pricing.  We recognize price adjustments when we reach final agreement with our suppliers.  In general, we avoid direct price changes in consideration of future business; however, when these occur, our policy is to defer the financial statement impact of any such price change given explicitly in consideration of future business where guaranteed volumes are specified.

Raw Material Arrangements

We negotiate prices for and facilitate the purchase of raw materials on behalf of our suppliers.  These raw material arrangements, which take place independently of any purchase orders being issued to our suppliers, are negotiated at arms length and do not involve volume guarantees to either party.  When we pass the risks and rewards of ownership to our suppliers, including inventory risk, market price risk, and credit risk for the raw material, we record both the cost of the

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2.  SUMMARY OF ACCOUNTING POLICIES (Continued)

raw material and the income from the subsequent sale to the supplier in Automotive cost of sales.  When we retain the risks and rewards of ownership, we account for the raw material as Inventory on our balance sheet until the resulting vehicle is sold.

Warranty and Extended Service Plans

Estimated warranty costs and additional service actions are accrued for at the time the vehicle is sold to a dealer, including costs for basic warranty coverage on vehicles sold, product recalls, and other customer service actions.  Fees or premiums for the issuance of extended service plans are recognized in income over the contract period in proportion to the costs expected to be incurred in performing services under the contract.

Government Grants and Loan Incentives

From time to time, we receive grants and loan incentives from domestic and foreign governments.  They are recorded in the financial statements as dictated by the grant agreement, either as a reduction of expenses or a reduction of the cost of the capital investment.  The benefit of grants and loan incentives is recorded when performance is complete and all conditions as specified in the agreement are fulfilled.  When recorded as a reduction of expense, grants and loan incentives are recorded as a reduction in Automotive cost of sales.

Foreign Currency Translation

The assets and liabilities of foreign subsidiaries using the local currency as their functional currency are translated to U.S. dollars using end-of-period exchange rates and any resulting translation adjustments are contained in Accumulated other comprehensive income/(loss).  The net translation adjustments for 2007 and 2006 were an increase in net assets and Accumulated other comprehensive income/(loss) of $1.8 billion and $2.6 billion (net of tax of $0 for 2007 and $3 million benefit for 2006), respectively.  In 2005, the net translation adjustment was a decrease in net assets and  Accumulated other comprehensive income/(loss) of $3.7 billion (net of tax of $299 million).  This net translation adjustment also reflects amounts transferred to net income as a result of the sale or liquidation of an entity, resulting in a gain of $116 million (primarily from the sale of Hertz) in 2005.

Also included in Automotive cost of sales, Automotive interest income and other non-operating income/(expense), net, and Financial Services revenues are gains or losses arising from transactions denominated in currencies other than the functional currency of the locations, the effect of remeasuring assets and liabilities of foreign subsidiaries using U.S. dollars as their functional currency, and the results of our foreign currency hedging activities.  For additional discussion of hedging activities, see Note 23.  The net after-tax income effects of these adjustments were a gain of $217 million in 2007, a loss of $17 million in 2006, and a gain of $621 million in 2005.

Presentation of Sales and Sales-Related Taxes

We collect and remit taxes assessed by different governmental authorities that are both imposed on and concurrent with a revenue-producing transaction between us and our customers.  These taxes may include, but are not limited to, sales, use, value-added, and some excise taxes.  We report the collection of these taxes on a net basis (excluded from revenues).

Selected Other Costs

Freight, engineering and research and development costs are included in Automotive cost of sales; advertising costs are included in Selling, administrative and other expenses.  Engineering, research and development, and advertising costs are expensed as incurred and were as follows (in billions):

	2007	2006	2005
Engineering, research and development	$7.5	$7.2	$8.0
Advertising	5.4	5.1	5.0

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2.  SUMMARY OF ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

Cash and all highly-liquid investments with a maturity of 90 days or less at the date of purchase, including short-term time deposits, government agency securities, and corporate obligations, are classified in Cash and cash equivalents.  Cash and cash equivalents and investments that are restricted as to withdrawal or usage under the terms of certain contractual arrangements are recorded in Other assets on our consolidated balance sheet.  We review our disbursement accounts and reclassify any aggregate negative balances to a liability account included in Payables on our balance sheet.  See Note 7 for additional information regarding cash that supports Financial Services' on-balance sheet securitizations.

Marketable, Loaned and Other Securities

We classify securities as trading, available-for-sale, or held-to-maturity.  Trading and available-for-sale securities are recorded at fair value, and held-to-maturity securities are recorded at amortized cost.  The fair value of trading and available-for-sale securities is determined by quoted market prices.  The estimated fair value of securities for which there are no quoted market prices is based on similar types of securities traded in the market.  Realized gains and losses are accounted for using the specific identification method.

Unrealized gains and losses on trading securities, as well as realized gains and losses for all securities, are recorded in Automotive interest income and other non-operating income/(expense), net and Financial Services revenues.  Unrealized holding gains and losses for available-for-sale securities are reported, net of tax, in Accumulated other comprehensive income/(loss).

We utilize a systematic process to evaluate whether unrealized losses related to investments in debt and equity securities are temporary in nature.  Factors considered in determining whether a loss is temporary include the length of time and extent to which the fair value has been below cost, the financial condition and near-term prospects of the issuer, and our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.  If losses are determined to be other than temporary, the investment carrying amount is considered impaired and adjusted downward to a revised fair basis.

Expected maturities of debt securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

We loan certain securities from our portfolio to other institutions.  Such securities are classified as Loaned securities.  Collateral for the loaned securities, consisting of cash or other securities, is maintained at a rate of 102% of the market value of a loaned security.  We have securities as collateral in the amount of $10 billion and $4.4 billion for 2007 and 2006, respectively.  These securities have not been pledged or sold.  We have cash as collateral in the amount of $480 million and $931 million for 2007 and 2006, respectively.  This cash collateral is recorded in Other assets on the consolidated balance sheet and Other current assets on the sector balance sheet, offset by a current obligation to return the collateral in Payables on the consolidated balance sheet and Other payables on the sector balance sheet.  Income received from loaning securities is recorded as earned in Automotive interest income and other non-operating income/(expense), net.

Allowance for Credit Losses

The allowance for credit losses is our estimate of the probable credit losses inherent in finance receivables and operating leases at the date of the balance sheet and is included in Finance receivables, net and Net investment in operating leases.  The allowance is based on factors such as historical trends in credit losses and recoveries (including key metrics such as delinquencies, repossessions, and bankruptcies), the composition of our present portfolio (including vehicle brand, term, risk evaluation, and new/used vehicles), trends in historical and projected used vehicle values and economic conditions.  Additions to the allowance for credit losses are recorded as charges to the Financial Services provision for credit and insurance losses. Finance receivables and lease investments are charged to the allowance for credit losses at the earlier of the time an account is deemed to be uncollectible or the account is 120 days delinquent, taking into consideration the financial condition of the borrower or lessee, the value of the collateral, recourse to guarantors and other factors. Recoveries on finance receivables and lease investments previously charged off as uncollectible are credited to the allowance for credit losses.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2.  SUMMARY OF ACCOUNTING POLICIES (Continued)

Sales of Receivables

Ford Credit securitizes finance receivables and net investment in operating leases and sells retail installment sale contracts in whole-loan sale transactions to fund operations and to maintain liquidity.  Most of its securitizations do not meet the criteria for off-balance sheet treatment.  As a result, the securitized assets and associated debt remain on its balance sheet and no gain or loss is recorded for these transactions.

Ford Credit records its sales of receivables as off-balance sheet when each of the following criteria is met:

•	The receivables are isolated from the transferor (i.e., Ford Credit transfers the receivables to bankruptcy-remote special purpose entities ("SPEs") or other independent entities).

•
The receivables are transferred to an entity that has the right to pledge or exchange the assets, or to a qualifying SPE whose beneficial interest holders have the right to pledge or exchange their beneficial interests.  In its off-balance sheet transactions, Ford Credit generally uses a qualifying SPE or it sells the receivables to an independent entity.  In either case, Ford Credit does not restrict the transferee from pledging or exchanging the receivables or beneficial interests.

•
The transferor does not maintain control over the receivables (i.e., Ford Credit is not permitted to regain control over the transferred receivables or cause the return of specific receivables, other than through a "cleanup" call, an optional repurchase of the remaining transferred financial assets at a point where the cost of servicing the outstanding assets becomes burdensome in relation to the benefits).

For off-balance sheet sales of receivables, gains or losses are recognized in the period in which the sale occurs.  Ford Credit retains certain interests in receivables sold in off-balance sheet securitization transactions.  In determining the gain or loss on each sale of finance receivables, the investment in the sold receivables pool is allocated between the portions sold and retained based on their relative fair values at the date of sale.  Retained interests may include residual interest in securitizations, restricted cash held for the benefit of securitization investors, and subordinated securities. These interests are recorded at fair value with unrealized gains recorded, net of tax, as a separate component of Accumulated other comprehensive income/(loss).  Residual interests in securitizations represent the present value of monthly collections on the sold finance receivables in excess of amounts needed for payment of the debt and other obligations issued or arising in the securitization transactions.  Ford Credit does not retain any interests in the whole-loan sale transactions but continues to service the sold receivables.

In both off-balance sheet securitization transactions and whole-loan sales, Ford Credit also retains the servicing rights and generally receives a servicing fee.  The fee is recognized as collected over the remaining term of the related sold finance receivables. Ford Credit establishes a servicing asset or liability when the servicing fee does not adequately compensate for retaining the servicing rights.  Interest supplement payments due from affiliates related to receivables sold in off-balance sheet securitizations or whole-loan sale transactions are recorded, on a present value basis, as a receivable in Other assets on its balance sheet at the time the receivables are sold.  Present value accretion is recognized in Financial Services revenues.

Depreciation and Amortization

Property and equipment are stated at cost and depreciated primarily using the straight-line method over the estimated useful life of the asset.  Useful lives range from 3 years to 36 years.  The estimated useful lives generally are 14.5 years for machinery and equipment, and 30 years for buildings and land improvements.  Maintenance, repairs, and rearrangement costs are expensed as incurred.

Beginning January 1, 2006, we changed our method of amortization for special tools from an activity-based method (units-of-production) to a time-based method.  The time-based method amortizes the cost of special tools over their expected useful lives using a straight-line method or, if the production volumes for major product programs associated

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2.  SUMMARY OF ACCOUNTING POLICIES (Continued)

with the tools are expected to materially decline over the life of the tool, an accelerated method reflecting the rate of decline.  For 2006, this change in method decreased Automotive cost of sales by $135 million.

Goodwill

Beginning with 2006, our policy is to perform annual testing of goodwill and certain other net intangible assets during the fourth quarter to determine whether any impairment has occurred.  Goodwill impairment testing is also performed following an allocation of goodwill to a business to be disposed, or following a triggering event for the long-lived asset impairment test.  Testing is conducted at the reporting unit level, which is generally the same level as our operating segments.  To test for goodwill impairment, the carrying value of each reporting unit is compared with its fair value.  Fair value is estimated using the present value of free cash flows method.  Prior to 2006, our policy was to test in the second quarter; in 2005, we tested in both the second and fourth quarters.  Fourth quarter testing is considered preferable because it allows us to use more current financial information and matches our business plan timing.  This change in accounting principle does not delay, accelerate or avoid an impairment charge or affect our financial statements.

Asset Impairments

Held-for-Sale and Discontinued Operations.  We perform an impairment test on an asset group to be discontinued, held for sale, or otherwise disposed of when management has committed to the action and the action is expected to be completed within one year.  We estimate fair value to approximate the expected proceeds to be received, less transaction costs, and compare it to the carrying value of the asset group.  An impairment charge is recognized when the carrying value exceeds the estimated fair value.

Held-and-Used Long-Lived Assets.  We monitor the carrying value of long-lived asset groups held and used for potential impairment when certain triggering events have occurred.  These events include current period losses combined with a history of losses or a projection of continuing losses.  When a triggering event occurs, a test for recoverability is performed, comparing projected undiscounted future cash flows (utilizing current cash flow information and expected growth rates) to the carrying value of the asset group.  If the test for recoverability identifies a possible impairment, the asset group's fair value is measured relying primarily on the discounted cash flow methodology.  Additionally, we consider various market multiples (e.g., revenue and earnings before interest, taxes, and depreciation and amortization ("EBITDA")) and consult with external valuation experts.  An impairment charge is recognized for the amount by which the carrying value of the asset group exceeds its estimated fair value.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect our reported amounts of assets and liabilities, our disclosure of contingent assets and liabilities at the date of the financial statements, and our revenue and expenses during the periods reported.  Estimates are used when accounting for certain items such as marketing accruals, warranty costs, employee benefit programs, etc.  Estimates are based on historical experience, where applicable, and assumptions that we believe are reasonable under the circumstances.  Due to the inherent uncertainty involved with estimates, actual results may differ.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 3.  MARKETABLE AND OTHER SECURITIES

Investments in marketable and loaned securities at December 31 were as follows (in millions):

	2007				2006

	Amortized	Unrealized		Fair	Amortized	Unrealized		Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
Automotive Sector
Trading	$10,956	$37	$92	$10,901	$15,060	$27	$18	$15,069

Available-for-sale
U.S. government	214	1	—	215	185	—	1	184
Mortgage-backed securities	575	6	1	580	595	1	3	593
Other debt securities	660	3	—	663	724	—	4	720
Subtotal	1,449	10	1	1,458	1,504	1	8	1,497

Total Automotive sector	$12,405	$47	$93	$12,359	$16,564	$28	$26	$16,566

Financial Services Sector
Trading	$1	$—	$—	$1	$1	$—	$—	$1

Available-for-sale
U.S. government	632	1	—	633	3,710	4	1	3,713
Government-sponsored enterprises	1,944	4	—	1,948	4,968	5	—	4,973
Mortgage-backed securities	324	2	1	325	263	1	4	260
Other debt securities	139	2	1	140	1,113	1	2	1,112
Equity securities	99	2	—	101	60	36	1	95
Subtotal	3,138	11	2	3,147	10,114	47	8	10,153

Held-to-maturity	8	—	—	8	8	—	—	8

Total Financial Services sector	$3,147	$11	$2	$3,156	$10,123	$47	$8	$10,162

The proceeds from maturities and sales of available-for-sale securities were as follows (in millions):

	Proceeds
	Maturities			Sales
	2007	2006	2005	2007	2006	2005
Automotive sector	$—	$496	$321	$2,686	$4,369	$4,785
Financial Services sector	7,900	9,157	2,381	8,074	4,434	691

Realized gains and losses on sales of available-for-sale securities were as follows (in millions):

	Gains			Losses
	2007	2006	2005	2007	2006	2005
Automotive sector	$10	$4	$2	$7	$22	$59
Financial Services sector	45	19	7	5	4	3

The amortized cost and fair value of investments in available-for-sale and held-to-maturity securities by contractual maturity for our sectors at December 31, 2007 were as follows (in millions):

	Automotive		Financial Services
	Available-for-Sale		Available-for-Sale		Held-to-Maturity
Contractual Maturity	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
1 year	$51	$51	$2,384	$2,387	$1	$1
2-5 years	792	796	228	229	3	3
6-10 years	10	10	51	52	2	2
11 years and later	21	21	52	53	2	2
Mortgage-backed securities	575	580	324	325	—	—
Equity securities	—	—	99	101	—	—
Total	$1,449	$1,458	$3,138	$3,147	$8	$8

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 3.  MARKETABLE AND OTHER SECURITIES (Continued)

The fair value of our investments in an unrealized loss position at December 31, 2007, aggregated by investment category and length of time the investments have been in a continuous loss position, were as follows (in millions):

	Less Than 12 Months		12 Months or Greater		Total
Description of Securities	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Automotive Sector
Mortgage-backed securities	$8	$—	$67	$1	$75	$1

Financial Services Sector
Mortgage-backed securities	$9	$—	$100	$1	$109	$1
Other debt securities	14	—	16	1	30	1
Total Financial Services sector	$23	$—	$116	$2	$139	$2

Not included in the tables above are cost method investments totaling $82 million included in Other assets.  Our largest cost method investment relates to our ownership in Primrose Cove Limited of $69 million, preferred shares of which we received as part of the sale of Aston Martin Lagonda Group Limited ("Aston Martin").  See Note 20 for further discussion of the sale of Aston Martin.

NOTE 4.  FINANCE RECEIVABLES — FINANCIAL SERVICES SECTOR

Net finance receivables at December 31 were as follows (in millions):

	2007	2006
Retail	$75,442	$72,513
Wholesale	33,457	33,813
Other finance receivables	4,753	5,396
Total finance receivables	113,652	111,722
Allowance for credit losses	(948)	(995)
Other	29	40
Net finance and other receivables	$112,733	$110,767

Net finance receivables subject to fair value*	$107,432	$105,324
Fair Value	$103,954	$104,066
__________
*
At December 31, 2007 and 2006, excludes $5.3 billion and $5.4 billion, respectively, of certain receivables (primarily direct financing leases) that are not subject to fair value disclosure requirements.

Finance receivables that originated outside of the United States were $55.7 billion and $49.4 billion at December 31, 2007 and 2006, respectively.  Other finance receivables consisted primarily of real estate, commercial and other collateralized loans and accrued interest.  At December 31, 2007, finance receivables included $1.7 billion owed by the three customers with the largest receivables balances.

Included in net finance and other receivables at December 31, 2007 and 2006 were $67.2 billion and $56.5 billion, respectively, of finance receivables that have been sold for legal purposes in securitizations that do not satisfy the requirements for accounting sale treatment.  These receivables are available only for payment of the debt or other obligations issued or arising in the securitization transactions; they are not available to pay our other obligations or the claims of our other creditors.

The fair value of finance receivables is generally calculated by discounting future cash flows using an estimated discount rate that reflects the current credit, interest rate, and prepayment risks associated with similar types of instruments.  For finance receivables with short maturities (generally three months or less), the book value approximates fair value.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4.  FINANCE RECEIVABLES — FINANCIAL SERVICES SECTOR (Continued)

Future maturities of total finance receivables, including minimum lease rentals, are as follows (in millions):

	2008	2009	2010	Thereafter
Total finance receivables, including minimum lease rentals	$62,961	$20,965	$14,540	$14,041

Experience indicates that a portion of the portfolio is repaid before the contractual maturity dates.

Included in retail receivables above are investments in direct financing leases.  The net investment at December 31 was as follows (in millions):

	2007	2006
Total minimum lease rentals to be received	$3,430	$3,516
Less: Unearned income	(512)	(504)
Loan origination costs	57	49
Estimated residual values	2,356	2,349
Less: Allowance for credit losses	(52)	(52)
Net investment in direct financing leases	$5,279	$5,358

The investment in direct financing leases primarily relates to the leasing of vehicles.  Future maturities of minimum lease rentals, as included above, are as follows (in millions):

	2008	2009	2010	Thereafter
Minimum rentals on direct financing leases	$1,352	$1,012	$724	$342

NOTE 5.  NET INVESTMENT IN OPERATING LEASES

The net investment in operating leases at December 31 was as follows (in millions):

	2007	2006
Automotive Sector
Vehicles, net of depreciation	$2,946	$3,181
Financial Services Sector
Vehicles and other equipment, at cost	38,956	33,974
Accumulated depreciation	(8,493)	(7,242)
Allowance for credit losses	(154)	(126)
Total Financial Services sector	30,309	26,606
Total	$33,255	$29,787

Automotive Sector

Included in Net investment in operating leases for the Automotive sector are vehicles sold to daily rental car companies subject to guaranteed repurchase options.  Assets subject to operating leases are depreciated on the straight-line method over the projected service life of the lease to reduce the asset to its estimated residual value.  Operating lease depreciation expense (which excludes gains and losses on disposal of assets) was as follows (in millions):

	2007	2006	2005
Operating lease depreciation expense	$979	$1,384	$307

Included in Automotive sales are rents on operating leases.  The amount contractually due for minimum rentals on operating leases is $100 million for 2008.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 5.  NET INVESTMENT IN OPERATING LEASES (Continued)

Financial Services Sector

Included in Net investment in operating leases at December 31, 2007 and 2006 were interests of $18.9 billion and $15.2 billion, respectively, that have been included in securitizations that do not satisfy the requirements for accounting sale treatment.  These net investments in operating leases are available only for payment of the debt or other obligations issued or arising in the securitization transactions; they are not available to pay our other obligations or the claims of our other creditors.

Included in Financial Services revenues are rents on operating leases.  The amounts contractually due for minimum rentals on operating leases are as follows (in millions):

	2008	2009	2010	2011	2012	Thereafter
Minimum rentals on operating leases	$5,118	$3,584	$1,980	$641	$82	$250

Assets subject to operating leases are depreciated on the straight-line method over the term of the lease to reduce the asset to its estimated residual value.  Estimated residual values are based on assumptions for used vehicle prices at lease termination and the number of vehicles that are expected to be returned.  Operating lease depreciation expense (which includes gains and losses on disposal of assets) was as follows (in millions):

	2007	2006	2005
Operating lease depreciation expense	$6,212	$5,214	$5,666

NOTE 6.  ALLOWANCE FOR CREDIT LOSSES — FINANCIAL SERVICES SECTOR

Changes in the allowance for credit losses for finance receivables, investment in direct financing leases, and investment in operating leases were as follows (in millions):

	2007	2006	2005
Beginning balance	$1,121	$1,594	$2,471
Provision for credit losses	592	100	167
Total charge-offs and recoveries
Charge-offs	(1,105)	(995)	(1,184)
Recoveries	470	470	478
Net charge-offs	(635)	(525)	(706)
Other changes, principally amounts related to finance receivables sold and translation adjustments	24	(48)	(338)
Ending balance	$1,102	$1,121	$1,594

NOTE 7.  SALES OF RECEIVABLES — FINANCIAL SERVICES SECTOR

Servicing Portfolio

Ford Credit retains servicing rights for receivables sold in off-balance sheet securitization and whole-loan sale transactions.  The servicing portfolio is summarized in the following table for the years ended December 31 (in millions):

Retail
Servicing portfolio at December 31, 2005	$20,921
Receivables sales	5,531
Collections and re-acquired receivables	(12,218)
Servicing portfolio at December 31, 2006	14,234
Receivables sales	815
Collections and re-acquired receivables	(8,151)
Servicing portfolio at December 31, 2007	$6,898

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 7.  SALES OF RECEIVABLES — FINANCIAL SERVICES SECTOR (Continued)

Retained Interest in Securitized Assets

Components of retained interest in off-balance sheet securitized assets at December 31 included the following (in millions):

	2007	2006
Residual interest in securitization transactions	$466	$709
Restricted cash held for benefit of securitization investors	135	204
Subordinated securities	52	77
Retained interest in securitized assets	$653	$990

Investments in subordinated securities and restricted cash are senior to the residual interest in securitization transactions.  Retained interests are recorded at fair value.  The fair value of restricted cash held for investors is calculated based on the projected amortization of the cash and discounted at the transaction discount rate.  In determining the fair value of residual interest in securitization transactions, Ford Credit discounts the projected cash flows retained at the transaction discount rates.

Investment and Other Income

The following table summarizes the activity related to off-balance sheet sales of receivables reported in Financial Services revenues for the years ended December 31 (in millions):

	2007	2006	2005
Income on residual interests	$157	$137	$468
Servicing fees	122	198	376
Interest income on retained interests	34	32	327
Net gain on sale of receivables	5	88	87
Other	73	213	255
Investment and other income related to sales of receivables	$391	$668	$1,513

For the year ended December 31, 2007, Ford Credit utilized certain point-of-sale assumptions to value the residual interest in its retail transactions, which included a discount rate of 12.5%, prepayment speeds of 1.5% (which represent expected payments earlier than scheduled maturity dates), and net credit losses of 1.3% over the life of sold receivables.  The weighted-average life of the underlying assets was 56.1 months.  For the year ended December 31, 2006, Ford Credit utilized certain point-of-sale assumptions to value the residual interest in its retail transactions, which included a discount rate of 11.0%, prepayment speeds of 0.9% to 1.5% (which represent expected payments earlier than scheduled maturity dates), and net credit losses of 0.1% to 2.3% over the life of sold receivables.  The weighted-average life of the underlying assets was 45.8 months.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 7.  SALES OF RECEIVABLES — FINANCIAL SERVICES SECTOR (Continued)

Cash Flow

The following table summarizes the cash flow movements between the transferees and Ford Credit in its off-balance sheet sales of receivables for the years ended December 31 (in millions):

	2007	2006	2005
Proceeds from sales of receivables and retained interests
Proceeds from sales of retail receivables	$697	$4,863	$15,549
Proceeds from interest in sold wholesale receivables	—	—	3,739
Proceeds from revolving-period securitizations	—	217	1,349
Proceeds from sale of retained notes – retail	—	40	298
Total	$697	$5,120	$20,935

Cash flows related to net change in retained interest
Interest in sold retail receivables	$401	$672	$708
Interest in sold wholesale receivables	—	—	2,684
Total	$401	$672	$3,392

Servicing fees
Retail	$122	$198	$260
Wholesale	—	—	116
Total	$122	$198	$376

Other cash flows received on retained interests (which are reflected in securitization income)
Retail	$147	$115	$276
Wholesale	—	—	507
Total	$147	$115	$783

During the fourth quarter of 2005, Ford Credit consolidated its off-balance sheet wholesale securitization program as a result of certain changes authorized in accordance with the transaction documents.  The accounting consolidation did not have an impact on Ford Credit's earnings, credit facilities, unsecured debt programs or other securitization programs.  This transaction was primarily non-cash and increased receivables by $17.9 billion and debt by $15.8 billion upon consolidation.

Ford Credit repurchased $36 million, $36 million, and $43 million of receivables in 2007, 2006, and 2005, respectively, relating to off-balance sheet sales of receivables due to receivable contract modifications or breach of initial eligibility criteria representations.

Other Disclosures

The following table summarizes key assumptions used at December 31, 2007 in estimating cash flows from off-balance sheet sales of retail receivables, and the corresponding sensitivity of the current fair values to 10% and 20% adverse changes (in millions, except percentages):

	Assumption	Impact on Fair Value Based
	Percentage	on Adverse Change
	(annual rate)	10% Change	20% Change
Cash flow discount rate	12.5%	$(5)	$(9)
Estimated net credit loss rate	0.3% - 2.6%	(4)	(9)
Prepayment speed	0.8% - 1.5%	(2)	(2)

The effect of a variation in a particular assumption on the fair value of residual interest in securitization transactions was calculated without changing any other assumptions, although changes in one factor may result in changes in another.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 7.  SALES OF RECEIVABLES — FINANCIAL SERVICES SECTOR (Continued)

Outstanding delinquencies over 30 days related to the off-balance sheet securitized portfolio were $180 million and $208 million at December 31, 2007 and 2006, respectively.  Credit losses, net of recoveries, were $65 million and $84 million for the years ended December 31, 2007 and 2006, respectively.  Expected static pool credit losses related to outstanding securitized retail receivables were 1.1% at December 31, 2007.  To calculate the static pool credit losses, actual and projected future credit losses are added together and divided by the original balance of each pool of assets.

On-Balance Sheet Securitizations

At December 31, 2007 and 2006, finance receivables of $67.2 billion and $56.5 billion, respectively, have been sold for legal purposes in securitizations that do not satisfy the requirements for accounting sale treatment.  In addition, at December 31, 2007 and 2006, net investment in operating leases of $18.9 billion and $15.2 billion, respectively, have been included in securitizations that do not satisfy the requirements for accounting sale treatment.  These receivables and net investment in operating leases are available only for payment of the debt or other obligations issued or arising in the securitization transactions.  At December 31, 2007 and 2006, associated debt of $69.2 billion and $59.6 billion, respectively, is reported on Ford Credit balance sheet for financial statement reporting purposes.  This debt includes long-term and short-term asset-backed debt that is payable only out of collections on the underlying securitized assets and related enhancements.  The cash balances to be used only to support the on-balance sheet securitizations at December 31, 2007 and 2006 were $4.7 billion and $3.7 billion, respectively.  On-balance sheet securitizations generally use VIEs of which Ford Credit is the primary beneficiary.

NOTE 8.  INVENTORIES

Inventories at December 31 were as follows (in millions):

	2007	2006
Raw materials, work-in-process and supplies	$4,360	$4,334
Finished products	6,861	6,698
Total inventories under first-in, first-out method ("FIFO")	11,221	11,032
Less: Last-in, first-out method ("LIFO") adjustment	(1,100)	(1,015)
Total inventories	$10,121	$10,017

Inventories are stated at lower of cost or market.  About one-fourth of inventories were determined under LIFO method.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 9.  EQUITY IN NET ASSETS OF AFFILIATED COMPANIES

The following table reflects our effective December 31, 2007 ownership percentages, and balances of equity method investments at December 31, 2007 and 2006 (in millions, except percentages):

		Investment Balance
	Ownership Percentages	2007	2006
Automotive Sector
Mazda Motor Corporation ("Mazda")	33.4%	$1,322	$1,135
AutoAlliance (Thailand) Co., Ltd.	50.0%	202	157
Changan Ford Mazda Automobile Corporation, Limited	35.0%	183	140
Jiangling Motors Corporation, Limited	30.0%	159	136
Ford Motor Company Capital Trust II ("Trust II")	5.0%	155	155
Tenedora Nemak S.A. de C.V.	6.8%	76	74
Blue Diamond Truck, S. de R.L. de C.V.	49.0%	45	59
Getrag Asia Pacific GmbH & Co. KG	25.0%	25	—
Ballard Power Systems, Inc. ("Ballard")	11.2%	22	41
Centre for Engineering and Manufacturing Excellence Limited ("CEME")	33.3%	17	17
Changan Ford Mazda Engine Company, Ltd.	25.0%	15	26
NuCellsys Holding GmbH	50.0%	14	15
Ford Performance Vehicles Pty Ltd.	49.0%	7	5
Lindsay Cars Limited	49.0%	7	6
Blue Diamond Parts, LLC ("Blue Diamond Parts")	51.0%	5	8
OEConnection LLC	25.0%	5	6
Percepta, LLC	45.0%	5	7
Ford Malaysia Sdn. Bhd.	49.0%	2	9
Perth Auto Alliance Pty Ltd.	—%	—	8
Other	Various	17	25
Total Automotive sector		2,283	2,029

Financial Services Sector
DFO Partnership	50.0%	468	575
Ford Credit South Africa (Pty) Limited	50.0%	42	37
AB Volvofinans	10.0%	38	127
RouteOne LLC	30.0%	19	20
Other	Various	3	2
Total Financial Services sector		570	761
Total		$2,853	$2,790

We received $216 million, $166 million, and $122 million of dividends from these affiliated companies for the years ended December 31, 2007, 2006, and 2005, respectively.  The market value of our investment in Mazda and Ballard at December 31, 2007 was $2.4 billion and $68 million, respectively.

NOTE 10.  SIGNIFICANT UNCONSOLIDATED AFFILIATES

Presented below is summarized financial information for Mazda and Blue Diamond Parts.  Mazda is considered to be a significant unconsolidated affiliate in 2007, and both Mazda and Blue Diamond Parts were considered significant unconsolidated affiliates in 2005.  Mazda and Blue Diamond Parts are accounted for under the equity method.

Mazda-Related Investments.  Included in our Automotive equity in net assets of affiliated companies at December 31, 2007 and 2006 was $1.3 billion and $1.1 billion, respectively, associated with our investment in Mazda.  Our investment in Mazda included $207 million of goodwill included in Automotive equity in net assets of affiliated companies at December 31, 2007 and 2006.  Dividends received from Mazda were $36 million, $20 million and $11 million for the years ended December 31, 2007, 2006, and 2005, respectively.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 10.  SIGNIFICANT UNCONSOLIDATED AFFILIATES (Continued)

Summarized income statement information from Mazda's published financial statements, prepared in accordance with Japanese GAAP, for the twelve months ended September 30, 2007, 2006, and 2005 and summarized balance sheet information from Mazda's published financial statements at September 30, 2007, 2006, and 2005 is as follows (in millions):

	2007	2006	2005
Net sales	$28,108	$26,640	$26,555
Cost and expenses	26,763	25,395	25,696
Income from continuing operations	698	611	333
Net income	628	542	566

Total assets	$16,776	$15,008	$15,218
Total liabilities	12,430	11,408	12,207

Included in our Automotive equity in net income/(loss) of affiliated companies was the following income for the years ended December 31 (in millions):

	2007	2006	2005
Ford's share of Mazda's net income/(loss)	$189	$256	$148

Ford's share of Mazda's net income/(loss) in the table above represents our share of Mazda's results on a U.S. GAAP basis.  There have been no events at Mazda subsequent to September 30, 2007 that would materially affect our balance sheet or income statement.

During the second half of 2005 and the first quarter of 2006, we converted to equity all of our Mazda convertible bonds.  The bonds were previously accounted for as an available-for-sale security, and at December 31, 2005 the bonds had a fair value of $52 million.

Blue Diamond Parts.  Blue Diamond Parts manages sourcing, merchandising, and distribution of various replacement parts.  Included in our Automotive equity in net assets of affiliated companies at December 31, 2007 and 2006 was $5 million and $8 million, respectively, associated with our investment in Blue Diamond Parts.  Dividends received from Blue Diamond Parts were $79 million, $87 million and $99 million for the years ended December 31, 2007, 2006, and 2005, respectively.

Summarized income statement information from Blue Diamond Parts' financial statements for the twelve months ended December 31, 2007, 2006, and 2005 and summarized balance sheet information from Blue Diamonds Parts' financial statements at December 31, 2007, 2006, and 2005 is as follows (in millions):

	2007	2006	2005
Net service revenue	$184	$212	$187
Net other expenses	32	30	27
Income from continuing operations	152	181	160
Net income	151	180	158

Total assets	$72	$43	$56
Total liabilities	62	26	48

Included in our Automotive equity in net income/(loss) of affiliated companies was the following income for the years ended December 31 (in millions):

	2007	2006	2005
Ford's share of Blue Diamond Parts' net income/(loss)	$77	$89	$83

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 11.  NET PROPERTY AND RELATED EXPENSES

Net property at December 31 was as follows (in millions):

	2007	2006
Land	$764	$802
Buildings and land improvements	14,402	13,719
Machinery, equipment and other	45,303	43,913
Construction in progress	2,031	2,224
Total land, plant and equipment	62,500	60,658
Accumulated depreciation	(36,561)	(34,983)
Net land, plant and equipment	25,939	25,675
Special tools, net of amortization	10,040	10,111
Net Automotive sector property	35,979	35,786
Net Financial Services sector property	260	269
Total	$36,239	$36,055

Automotive sector property-related expenses for the years ended December 31 were as follows (in millions):

	2007	2006	2005
Depreciation and other amortization	$3,474	$6,487	$4,180
Amortization of special tools	3,289	4,671	3,976
Total	$6,763	$11,158	$8,156

Maintenance and rearrangement	$2,014	$2,081	$1,894

NOTE 12.  IMPAIRMENT OF LONG-LIVED ASSETS

During 2006, we projected a decline in net cash flows for the Ford North America segment, primarily reflecting lower market share assumptions and capacity reductions.  As a result, in the third quarter of 2006, we tested the long-lived assets of this segment for recoverability and recorded a pre-tax impairment charge of $2.2 billion in Automotive cost of sales, representing the amount by which the carrying value of these assets exceeded the fair value.

During the third quarter of 2006, we also reviewed our business plan for the Jaguar Land Rover operating unit and, consistent with 2006 operating results, projected lower sales, a decline in net cash flows for this operating unit based on cost performance shortfalls and currency exchange deterioration.  As a result, we tested the long-lived assets of this operating unit for recoverability and recorded a pre-tax impairment charge of $1.6 billion in Automotive cost of sales, representing the amount by which the carrying value of these assets exceeded the fair value.

During 2005, we updated our Premier Automotive Group ("PAG") Improvement Plan for the Jaguar Land Rover operating unit.  We projected a decline in net cash flows for the Jaguar Land Rover operating unit, based on updated market projections primarily reflecting recent market performance for Jaguar.  As a result, we tested the long-lived assets of this operating unit for recoverability and recorded a pre-tax impairment charge of $1.3 billion in Automotive cost of sales, representing the amount by which the carrying value of these assets exceeded the fair value.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 13.  GOODWILL AND OTHER NET INTANGIBLES

Goodwill

Changes in the carrying amount of goodwill are as follows (in millions):

	Automotive Sector					Financial Services Sector
	Ford North America	Ford Europe	Volvo	Jaguar Land Rover and Aston Martin	Total	Ford Credit	Total Company
Balances at December 31, 2006	$95	$35	$2,896	$—	$3,026	$17	$3,043
Add: Goodwill balances classified as held for sale at December 31, 2006 (a)	112	—	—	2,684	2,796	—	2,796
Changes in goodwill:
Goodwill acquired	11	—	—	—	11	—	11
Sale of Automotive Protection Corporation ("APCO") (b)	(112)	—	—	—	(112)	—	(112)
Sale of Aston Martin (c)	—	—	—	(434)	(434)	—	(434)
Other disposals	(17)	—	(6)	—	(23)	—	(23)
Adjustment related to Land Rover deferred taxes (c)	—	—	—	(230)	(230)	—	(230)
Goodwill reallocated for partial reporting unit disposal (c)	—	—	606	(606)	—	—	—
Volvo goodwill impairment (c)	—	—	(2,400)	—	(2,400)	—	(2,400)
Effect of foreign currency translation and other	—	2	264	24	290	1	291
Less: Goodwill balances classified as held for sale at December 31, 2007 (c)	—	—	—	(1,438)	(1,438)	—	(1,438)
Balances at December 31, 2007	$89	$37	$1,360	$—	$1,486	$18	$1,504
__________
(a)
During 2007, APCO in Ford North America, Aston Martin subsidiaries, and Jaguar Land Rover subsidiaries were classified as held-for-sale.  As a result, the remaining balances reflecting originally purchased goodwill for these entities were reclassified at December 31, 2006 to Assets of discontinued/held- for-sale on our balance sheet.

(b)
During the second quarter of 2007, we sold APCO.  APCO was not an integrated component of our Ford North America reporting unit.  The $112 million of APCO goodwill classified within Assets of discontinued/held-for-sale operations at December 31, 2006 was removed from our balance sheet upon the sale and is not included within our December 31, 2007 balance sheet.

(c)
At December 31, 2006, our former PAG reporting unit consisted of three integrated operations: Volvo, Jaguar Land Rover, and Aston Martin.  These operations shared, among other things, certain facilities and tooling, intellectual property, in-bound logistics, information technology services, and parts supply.

(i)      Sale of Aston Martin.  In the first quarter of 2007, we classified Aston Martin as a held-for-sale operation.  Accordingly, we determined an appropriate allocation of goodwill for Aston Martin based on its fair value relative to the overall fair value of our former PAG reporting unit.  We used discounted cash flow and market methods of determining fair value, which resulted in $434 million of goodwill being allocated to Aston Martin.  The goodwill remaining in our former PAG reporting unit was tested at March 31, 2007, and no goodwill impairment was necessary.  Aston Martin was sold in the second quarter of 2007.
(ii)      Land Rover Deferred Taxes.  During the second and third quarters of 2007, we settled tax matters related to the acquisition of Land Rover with the U.K. tax authorities.  The final resolution resulted in an increase in deferred tax assets and a corresponding decrease in goodwill of $230 million.
(iii)     Jaguar  Land Rover Held- for-Sale.  In the fourth quarter of 2007, we classified Jaguar Land Rover as a held-for-sale operation.  Accordingly, we determined an appropriate allocation of goodwill for Jaguar Land Rover based on its fair value relative to the overall fair value of the former PAG reporting unit.  This allocation resulted in a $606 million reduction of Jaguar Land Rover goodwill and a corresponding increase in Volvo goodwill.  We classified the remaining $1.4 billion of Jaguar Land Rover goodwill within Assets of discontinued/held-for-sale operations at December 31, 2007.
(iv)     Volvo Goodwill Impairment.  After allocating goodwill to Jaguar Land Rover in the fourth quarter of 2007, what remained in the former PAG reporting unit was $3.8 billion of Volvo goodwill.  Volvo goodwill was tested for impairment at December 31, 2007 by comparing the carrying value of the Volvo reporting unit to its estimated fair value using the same discounted cash flow and market methods used in the allocation of goodwill.  As a result of this testing, we recorded a fourth quarter 2007 goodwill impairment charge of $2.4 billion in Goodwill impairment.  Volvo's fair value had declined throughout 2007 primarily related to three factors.  First, the weakening of the U.S. dollar resulted in lower sales revenues relative to euro and Swedish krona material costs; approximately 25% of Volvo vehicle sales are in the United States.  Second, higher gas prices and other factors have caused a shift from larger to smaller vehicle segments in the United States and other markets.  This has resulted in lower-than-planned volumes for new vehicles, especially high-margin SUVs.  Third, to encourage sales in the face of lower-than-planned volumes for Volvo vehicles in the United States and other markets, we offered higher-than-anticipated marketing incentives on the sale of these vehicles.  These higher marketing incentives led to a reduction in revenues and profits.  The $1.4 billion goodwill balance at December 31, 2007 relates to Volvo.  Further deterioration in Volvo's estimated fair value may result in additional impairment of this goodwill.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 13.  GOODWILL AND OTHER NET INTANGIBLES (Continued)

Excluded from the table above is goodwill within Automotive equity in net assets of affiliated companies of $247 million and $249 million at December 31, 2007 and 2006, respectively.

Other Net Intangibles

The components of net identifiable intangible assets are as follows (in millions):

	December 31, 2007			December 31, 2006
	Gross Carrying Amount	Less: Accumulated Amortization	Net Intangible Assets	Gross Carrying Amount	Less: Accumulated Amortization	Net Intangible Assets
Automotive Sector
Distribution Networks	$335	$(103)	$232	$317	$(89)	$228
Manufacturing and production incentive rights	297	(74)	223	246	—	246
Other	199	(89)	110	167	(73)	94
Total Automotive sector	831	(266)	565	730	(162)	568
Total Financial Services Sector	4	(4)	—	4	(4)	—
Total	$835	$(270)	$565	$734	$(166)	$568

Our identifiable net intangible assets are comprised of distribution networks with a useful life of 40 years, manufacturing and production incentive rights with a useful life of 4 years, and other intangibles with various amortization periods (primarily patents, customer contracts, technology, and land rights).

During the fourth quarter of 2007, Jaguar Land Rover was classified as held for sale.  Accordingly, we excluded from the table above and reclassified net intangible assets of $572 million and $526 million, primarily comprised of a non-amortizable tradename, within Assets of discontinued/held-for-sale operations at December 31, 2007 and 2006, respectively.  In addition, we excluded from the table above and reclassified $4 million of net intangible assets related to Aston Martin to Assets of discontinued/held-for-sale operations at December 31, 2006.

Pre-tax amortization expense related to these intangible assets was as follows (in millions):

	2007	2006	2005
Pre-tax amortization expense	$106	$66	$55

Excluding the impact of foreign currency translation, intangible asset amortization is forecasted to range from $95 million to $105 million per year for the next three years, and $20 million to $30 million thereafter.

NOTE 14.  VARIABLE INTEREST ENTITIES

We consolidate VIEs of which we are the primary beneficiary.  The liabilities recognized as a result of consolidating these VIEs do not necessarily represent additional claims on our general assets; rather, they represent claims against the specific assets of the consolidated VIEs.  Conversely, assets recognized as a result of consolidating these VIEs do not represent additional assets that could be used to satisfy claims against our general assets.  Reflected in our December 31, 2007 and 2006 balance sheets are consolidated VIE assets of $6.3 billion and $5.6 billion, respectively, for the Automotive sector and $82.4 billion and $69.5 billion, respectively, for the Financial Services sector.  Included in Automotive consolidated VIE assets are $742 million and $488 million of cash and cash equivalents at December 31, 2007 and 2006, respectively.  For the Financial Services sector, consolidated assets related to securitizations included $4.6 billion and $3.7 billion in cash and cash equivalents, and $77.8 billion and $65.8 billion of receivables and beneficial interests in net investment in operating leases at December 31, 2007 and 2006, respectively.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 14.  VARIABLE INTEREST ENTITIES (Continued)

Automotive Sector

VIEs of which we are the primary beneficiary:

Activities with the joint ventures described below include purchasing substantially all of the joint ventures' output under a cost-plus-margin arrangement and/or volume dependent pricing.  Described below are the most significant of the VIEs that were consolidated.

AutoAlliance International, Inc. ("AAI") is a 50/50 joint venture with Mazda in North America.  AAI is engaged in the manufacture of automobiles on behalf of Ford and Mazda, primarily for sale in North America.

Ford Otosan ("Otosan") is a joint venture in Turkey with the Koc Group of Turkey (41% partner) and public investors (18%).  Otosan is the single-source supplier of the Ford Transit Connect model, and an assembly supplier of the Ford Transit van model, both of which we sell primarily in Europe.

Getrag Ford Transmissions GmbH ("GFT") is a 50/50 joint venture with Getrag Deutsche Venture GmbH and Co. KG.  GFT is the primary supplier of manual transmissions for use in our European vehicles.

Getrag All Wheel Drive AB is a 40/60 joint venture between Volvo Cars and Getrag Dana Holding GmbH. The joint venture produces all-wheel-drive components.

Tekfor Cologne GmbH ("Tekfor") is a 50/50 joint venture with Neumayer Tekfor GmbH. Tekfor produces transmission and chassis components for use in our vehicles.

Pininfarina Sverige, AB is a 40/60 joint venture between Volvo Cars and Pininfarina, S.p.A. The joint venture was established to engineer and manufacture niche vehicles.

We also hold interests in certain Ford and/or Lincoln Mercury dealerships.  At December 31, 2007, we consolidated a portfolio of approximately 83 dealerships that are part of our Dealer Development program.  The program's purpose is to facilitate the establishment of independent franchised dealers by allowing a participating dealership to become the sole owner of a Ford and/or Lincoln Mercury dealership corporation by purchasing equity from us using the operator's share of dealership net profits.  We supply and finance the majority of vehicles and parts to these dealerships, and the operators have a contract to buy our equity interest over a period of time.

VIEs of which we are not the primary beneficiary:

In 2005, as part of the Hertz transaction, we provided cash-collateralized letters of credit to support the payment obligations of Hertz Vehicle Financing, a VIE which is wholly owned by Hertz and of which we are not the primary beneficiary.  The fair value of our obligation related to these letters of credit, which will expire no later than December 21, 2011, was approximately $18 million at December 31, 2007.  For additional discussion of these letters of credit, see Note 28.

The risks and rewards associated with our interests in joint ventures deemed to be VIEs of which we are not the primary beneficiary are based primarily on ownership percentages.  Our maximum exposure (approximately $357 million at December 31, 2007) to any potential losses, should they occur, associated with these VIEs is limited to equity investments.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 14.  VARIABLE INTEREST ENTITIES (Continued)

Financial Services Sector

VIEs of which we are the primary beneficiary:

Ford Credit uses SPEs in a variety of securitizations.  Some on-balance sheet securitizations discussed in Note 7 use SPEs that are considered VIEs of which Ford Credit is the primary beneficiary, and these SPEs have been consolidated.

VIEs of which we are not the primary beneficiary:

Ford Credit has investments in certain joint ventures deemed to be VIEs of which it is not the primary beneficiary.  The risks and rewards associated with Ford Credit's interests in these entities are based primarily on ownership percentages.  Ford Credit's maximum exposure (approximately $76 million at December 31, 2007) to any potential losses, should they occur, associated with these VIEs is limited to its equity investments and, where applicable, receivables due from the VIEs.

Ford Credit also sells finance receivables to bank-sponsored asset-backed commercial paper issuers that are SPEs of the sponsor bank.  These SPEs are not consolidated by Ford Credit.  All of these sales constitute sales for legal purposes, but some of the sales do not satisfy the requirement for accounting sale treatment.  The outstanding balance of finance receivables was approximately $3.4 billion and $5.2 billion at December 31, 2007 and 2006, respectively.

NOTE 15.  ACCRUED LIABILITIES AND DEFERRED REVENUE

Accrued liabilities and deferred revenue at December 31 was as follows (in millions):

	2007	2006
Automotive Sector
Current
Dealer and customer allowances and claims	$13,604	$12,283
Deferred revenue	4,093	4,558
Employee benefit plans	2,892	4,702
Other postretirement employee benefits ("OPEB")	457	566
Accrued interest	514	867
Pension	439	330
Other	5,673	3,695
Total Automotive current	27,672	27,001
Non-current
OPEB	23,760	25,372
Pension	6,678	8,938
Dealer and customer allowances and claims	7,149	7,791
Employee benefit plans	934	1,600
Deferred revenue	1,989	2,045
Other	1,166	2,545
Total Automotive non-current	41,676	48,291
Total Automotive sector	69,348	75,292
Financial Services Sector	5,390	4,766
Total	$74,738	$80,058

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 16.  DEBT AND COMMITMENTS

Debt at December 31 was as follows (in millions, except percentages):

	Interest Rates
	Average Contractual (a)		Weighted Average (b)		Amount
	2007	2006	2007	2006	2007	2006
Automotive Sector
Debt payable within one year
Short-term	5.4%	5.0%	5.4%	5.0%	$399	$499
Long-term payable within one year
Senior indebtedness					521	785
Total debt payable within one year					920	1,284
Long-term debt payable after one year
Senior indebtedness
Notes and bank debt	7.2%	7.2%	7.2%	7.2%	22,902	23,522
Unamortized discount					(153)	(165)
Total senior indebtedness					22,749	23,357
Subordinated indebtedness	6.5%	6.5%	6.5%	6.5%	3,028	5,155
Total long-term debt payable after one year					25,777	28,512
Total Automotive debt					$26,697	$29,796

Fair value (c)					$22,729	$22,050

Financial Services Sector
Short-term debt (d)
Asset-backed commercial paper (e)					$13,518	$16,480
Other asset-backed short-term debt (e)					6,196	1,197
Ford Interest Advantage (f)					5,408	5,611
Unsecured commercial paper					526	400
Other short-term debt					1,707	2,489
Total short-term debt	5.5%	5.6%	5.7%	5.8%	27,355	26,177
Long-term debt (g)
Senior indebtedness
Notes payable within one year					12,656	17,450
Notes payable after one year (h)					51,623	56,521
Unamortized discount					(91)	(109)
Asset-backed debt (e)
Notes payable within one year					20,121	17,330
Notes payable after one year					30,169	24,667
Total long-term debt	6.5%	6.1%	6.3%	5.9%	114,478	115,859
Total Financial Services debt					$141,833	$142,036

Fair value (c)					$138,434	$143,676
__________
(a)	Excludes the effect of interest rate swap agreements and facility fees.
(b)	Includes the effect of interest rate swap agreements and facility fees.
(c)	Based on quoted market prices or current rates for similar debt with the same remaining maturities.
(d)	For Financial Services sector, we consider any debt with an original maturity of 12 months or less to be short-term debt.
(e)	Obligations issued or arising in securitizations that are payable only out of collections on the underlying securitized assets and related enhancements.
(f)	The Ford Interest Advantage program consists of our floating rate demand notes.
(g)	For Financial Services sector, we consider any debt with an original maturity of more than 12 months to be long-term debt.
(h)	Includes $11 million and $14 million payable to affiliated companies at December 31, 2007 and 2006, respectively.

Debt maturities at December 31, 2007 were as follows (in millions):

Total debt maturities	2008	2009	2010	2011	2012	Thereafter	Total
Automotive sector	$920	$649	$807	$159	$98	$24,064	$26,697
Financial Services sector	60,132	28,566	16,137	16,871	9,188	10,939	141,833

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 16.  DEBT AND COMMITMENTS (Continued)

On December 7, 2007, pursuant to an agreement entered into on December 4, 2007, we issued an aggregate of 62,000,761 shares of Ford Common Stock, par value $0.01 per share, in exchange for $441,991,000 principal amount of our 6⅜% Debentures due February 1, 2029 and $124,943,000 principal amount of our 6⅝% Debentures due October 1, 2028 (collectively, the "Debentures"), beneficially owned by an institutional holder of the Debentures.  We did not receive any cash proceeds as a result of the exchange of Ford Common Stock for the Debentures, which have been retired and cancelled.  As a result of the exchange, we recorded a pre-tax gain of $120 million in Automotive interest income and other non-operating income/(expense), net.

Senior Convertible Indebtedness

At December 31, 2007, we have outstanding $4.95 billion in principal amount of unsecured Senior Convertible Notes (the "Convertible Notes") that mature in 2036.  The Convertible Notes pay interest semiannually at a rate of 4.25% per annum.  The Convertible Notes are convertible into shares of Ford Common Stock, based on a conversion rate (subject to adjustment) of 108.6957 shares per $1,000 principal amount of Convertible Notes (which is equal to a conversion price of $9.20 per share, representing a 25% conversion premium based on the closing price of $7.36 per share on December 6, 2006).  Holders may require us to purchase all or a portion of the Convertible Notes for cash on December 20, 2016 and December 15, 2026 or upon a change in control of the Company or for shares of Ford Common Stock upon a designated event, in each case for a price equal to 100% of the principal amount of the Convertible Notes being repurchased, plus any accrued and unpaid interest to, but not including, the date of repurchase.  We may redeem for cash all or a portion of the Convertible Notes at our option at any time or from time to time on or after December 20, 2016 at a price equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date.  We also may terminate the conversion rights at any time on or after December 20, 2013 if the closing price of Ford Common Stock exceeds 140% of the then-prevailing conversion price for twenty trading days during any consecutive thirty trading day period.

Subordinated Convertible Indebtedness

At December 31, 2007, Ford Motor Company Capital Trust II ("Trust II"), a subsidiary trust, had outstanding 6.50% Cumulative Convertible Trust Preferred Securities with an aggregate liquidation preference of $2.9 billion (the “Trust Preferred Securities”).  The sole assets of Trust II are $3 billion of 6.50% Junior Subordinated Convertible Debentures due 2032 of Ford Motor Company (the "Subordinated Debentures").  As of January 15, 2007, the Subordinated Debentures had become redeemable at our option.  We guarantee the payment of all distribution and other payments of the Trust Preferred Securities to the extent not paid by Trust II, but only if and to the extent we have made a payment of interest or principal on the Subordinated Debentures.  Trust II is not consolidated by us as it is a VIE in which we do not have a significant variable interest and of which we are not the primary beneficiary.

On August 3, 2007, pursuant to an exchange or conversion offer made by Trust II and Ford to holders of Trust Preferred Securities, holders of 42,543,071 then-outstanding Trust Preferred Securities with an aggregate liquidation preference of $2.1 billion elected to convert such securities into an aggregate 194,494,157 shares of Ford Common Stock.  The conversion offer provided for a premium of 1.7468 additional shares of Ford Common Stock, over the 2.8249 shares of Ford Common Stock into which each Trust Preferred Security was convertible pursuant to its conversion terms.  As a result of the exchange, we recorded a pre-tax loss of $632 million in Automotive interest income and other non-operating income/(expense), net.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 16.  DEBT AND COMMITMENTS (Continued)

Credit Facilities*

Automotive Sector

On December 15, 2006, we entered into an agreement (the "Credit Agreement") which provides for a seven-year $7 billion term-loan facility and a five-year revolving credit facility of $11.5 billion.  At December 31, 2007, $10.9 billion of the revolving credit facility was available for use.  We may designate certain of our domestic and foreign subsidiaries, including Ford Credit, as borrowers under the revolving facility.  We and certain of our domestic subsidiaries that constitute a substantial portion of our domestic automotive assets (excluding cash) are guarantors under the Credit Agreement, and future material domestic subsidiaries will become guarantors when formed or acquired.

Collateral.  The borrowings of the Company, the subsidiary borrowers, and the guarantors under the Credit Agreement are secured by a substantial portion of our domestic automotive assets (excluding cash).  The collateral includes a majority of our principal domestic manufacturing facilities, excluding facilities to be closed, subject to limitations set forth in existing public indentures and other unsecured credit agreements; domestic accounts receivable; domestic inventory; up to $4 billion of marketable securities or cash proceeds therefrom; 100% of the stock of our principal domestic subsidiaries, including Ford Credit (but excluding the assets of Ford Credit); certain intercompany notes of Ford VHC AB, a holding company for Volvo, Ford Motor Company of Canada, Limited ("Ford Canada") and Grupo Ford S. de R.L. de C.V. (a Mexican subsidiary); 66% to 100% of the stock of all major first tier foreign subsidiaries (including Volvo); and certain domestic intellectual property, including trademarks.

Covenants.  The Credit Agreement requires ongoing compliance with a borrowing base covenant and contains other restrictive covenants, including a restriction on our ability to pay dividends.  The Credit Agreement prohibits the payment of dividends (other than dividends payable solely in stock) on Ford Common and Class B Stock, subject to certain limited exceptions.  In addition, the Credit Agreement contains a liquidity covenant requiring us to maintain a minimum of $4 billion in the aggregate of domestic cash, cash equivalents, loaned and marketable securities and short-term Voluntary Employee Benefit Association ("VEBA") assets and/or availability under the revolving credit facility.

With respect to the borrowing base covenant, we are required to limit the outstanding amount of debt under the Credit Agreement as well as certain permitted additional indebtedness secured by the collateral described above such that the total debt outstanding does not exceed the value of the collateral as calculated in accordance with the Credit Agreement (the "Borrowing Base value").

The following table provides detail of Borrowing Base values for various categories of collateral, which reflects our Jaguar and Land Rover operations (in billions, except percentages):

	Eligible Value (a)	Advance Rate	Borrowing Base
U.S. receivables	$0.6	75%	$0.5
U.S. inventory	3.0	60%	1.8
Pledge of intercompany notes	8.3	N/A	4.9
Pledge of equity in Ford Credit and certain foreign subsidiaries (net of intercompany transactions)	10.2	75%	7.6
U.S. property, plant and equipment subject to indenture limitation	7.1	N/A	3.2
Other U.S. machinery and equipment	4.5	40%	1.8
Intellectual property and U.S. trademarks (b)	7.9	N/A	2.5

Eligible value/borrowing base	$41.6		$22.3
_________
(a)
Based on formulas set forth in the Credit Agreement, and not necessarily indicative of fair market value (which could be materially higher or lower); receivables, inventory, intercompany notes, and property, plant and equipment reflect net book value at December 31, 2007; equity of Ford Credit is based on its book value at December 31, 2007, net of certain intercompany transactions, and equity in other subsidiaries is based on a multiple of their two-year average EBITDA less debt.

(b)	Value reflects independent third party valuation of trademarks.
__________
*  Credit facilities of our VIEs are excluded as we do not control their use.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 16.  DEBT AND COMMITMENTS (Continued)

Based on the Borrowing Base value of $22.3 billion and the total outstanding amount of debt secured by collateral of $7.5 billion, the resulting collateral coverage ratio is 2.96.  Assuming the $11.5 billion revolving credit facility were fully drawn and the $1.5 billion of non-loan exposure permitted under the facility were fully utilized, the collateral coverage ratio would have been 1.12.

Events of Default.  In addition to customary payment, representation, bankruptcy and judgment defaults, the Credit Agreement contains cross-payment and cross-acceleration defaults with respect to other debt for borrowed money, and a change in control default.

Other Automotive Credit Facilities.  At December 31, 2007, we had $1.6 billion of other Automotive credit facilities with financial institutions, including $1.1 billion of worldwide Automotive unsecured credit facilities and about $500 million of local credit facilities to foreign Automotive affiliates.  Of the lines available for use, 51% (or about $500 million) are committed through June 30, 2009, including 37% (or about $400 million) which are committed through December 31, 2011.  The worldwide credit facilities may be used, at Ford's option, by any of its direct or indirect, majority-owned subsidiaries on a guaranteed basis.  All of the worldwide unsecured credit facilities are free of material adverse change clauses, restrictive financial covenants (for example, debt-to-equity limitations and minimum net worth requirements), and credit rating triggers that would limit our ability to obtain funding.

Financial Services Sector

Credit Facilities.  At December 31, 2007, Ford Credit and its majority-owned subsidiaries, including FCE Bank, plc ("FCE"), had $3 billion of contractually-committed unsecured credit facilities with financial institutions, of which $2.1 billion were available for use.  Of the lines available for use, 56% (or about $1.1 billion) are committed through June 30, 2009, including 19% (or about $400 million) which are committed through December 31, 2011.  Of the $3 billion, $500 million constitute Ford Credit bank lines (of which about $200 million are worldwide) and $2.5 billion are FCE bank lines (of which $2.4 billion are worldwide).  The Ford Credit worldwide credit facilities may be used, at Ford Credit's option, by any of its direct or indirect, majority-owned subsidiaries.  Similarly, the FCE worldwide credit facilities may be used, at FCE's option, by any of FCE's direct or indirect, majority-owned subsidiaries.  Ford Credit or FCE, as the case may be, will guarantee any such borrowings.  All of the worldwide credit facilities are free of material adverse change clauses, restrictive financial covenants (for example, debt-to-equity limitations and minimum net worth requirements) and credit rating triggers that could limit Ford Credit's ability to obtain funding.

In addition, at December 31, 2007, banks provided $17.2 billion of contractually-committed liquidity facilities to support Ford Credit's two on-balance sheet, asset-backed commercial paper programs; $16.9 billion supported Ford Credit's retail securitization program ("FCAR") and $300 million supported Ford Credit's Motown NotesSM wholesale securitization program ("Motown Notes").  Of the contractually-committed liquidity facilities, 48% (or $8 billion) are committed through June 30, 2012, and the remainder are committed for a shorter period of time.  Utilization of each of these facilities is subject to conditions specific to each program and Ford Credit having a sufficient amount of eligible assets for securitization.  The FCAR program must be supported by liquidity facilities equal to at least 100% of its outstanding balance.  At December 31, 2007, $16.7 billion of FCAR's bank liquidity facilities were available to support FCAR's asset-backed commercial paper, subordinated debt or FCAR's purchase of Ford Credit's asset-backed securities, and the remaining $200 million of bank liquidity facilities were available to support FCAR's purchase of Ford Credit's asset-backed securities. The Motown Notes program must be supported by liquidity facilities equal to at least 5% of its outstanding balance.  The Motown Notes program bank liquidity facilities are available to support the issuance of Motown Notes, but these facilities cannot be accessed directly to fund the purchase of Ford Credit's wholesale receivables.  Ford Credit is not presently issuing Motown Notes and does not intend to use this program in the foreseeable future as there is presently a lack of investor demand for extendible commercial paper.  At December 31, 2007, the outstanding balances were $13.7 billion for the FCAR program and zero for the Motown Notes program.

Committed Liquidity Programs.  Ford Credit and its subsidiaries, including FCE, have entered into agreements with a number of bank-sponsored asset-backed commercial paper conduits ("conduits") and other financial institutions, whereby such parties are contractually committed, at Ford Credit's option, to purchase from Ford Credit's eligible retail or wholesale assets or to purchase or make advances under asset-backed securities backed by retail or wholesale assets for proceeds up to $30.8 billion at December 31, 2007 ($18.1 billion retail and $12.7 billion wholesale) of which $10 billion are commitments to FCE.  These committed liquidity programs have varying maturity dates, with $21.2 billion having maturities within the next twelve months (of which $3.4 billion relates to FCE commitments), and the balance having maturities between February 2009 and September 2011.  Ford Credit's ability to obtain funding under these programs is subject to it having a sufficient amount of assets eligible for these programs.  At December 31, 2007, $17.1 billion of these commitments were in use.  These programs are extremely liquid funding sources as Ford Credit is able to obtain funding from available capacity generally within two days. These programs are free of material adverse change clauses, restrictive financial covenants (for example, debt-to-equity limitations and minimum net worth requirements) and credit rating triggers that could limit Ford Credit's ability to obtain funding.  However, the unused portion of these commitments may be terminated if the performance of the underlying assets deteriorates beyond specified levels.  Based on Ford Credit's experience and knowledge as servicer of the related assets, we do not expect any of these programs to be terminated due to such events.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 16.  DEBT AND COMMITMENTS (Continued)

In addition, Ford Credit has a committed liquidity program for the purchase of up to $6 billion of unrated asset-backed securities, of which $4 billion is committed through 2009 that at Ford Credit's option can be supported with various retail, wholesale, or lease assets.  Ford Credit's ability to obtain funding under this program is subject to it having a sufficient amount of assets available to issue the securities.  This program is also free of material adverse change clauses, restrictive financial covenants (for example, debt-to-equity limitations and minimum net worth requirements), and credit rating triggers that could limit Ford Credit's ability to obtain funding.  At December 31, 2007, Ford Credit had $3.9 billion of outstanding funding in this program.

NOTE 17.  SHARE-BASED COMPENSATION

At December 31, 2007, a variety of Ford stock-based compensation grants or awards were outstanding for employees (including officers) and members of the Board of Directors.  All stock-based compensation plans are approved by the shareholders.

We have stock-based compensation outstanding under two Long-term Incentive Plans ("LTIP"), the 1990 LTIP and the 1998 LTIP.  No further grants may be made under the 1990 LTIP and all outstanding units thereunder are exercisable.  All outstanding stock-based compensation under the 1990 LTIP continues to be governed by the terms and conditions of the existing agreements for those grants.  Grants may continue to be made under the 1998 LTIP through April 2008.

Under the 1998 LTIP, 2% of our issued Common Stock as of December 31 becomes available for granting plan awards in the succeeding calendar year.  Any unused portion is available for later years.  The limit may be increased up to 3% in any year, with a corresponding reduction in shares available for grants in future years.  At December 31, 2007, the number of unused shares carried forward was 88.1 million shares.

Upon stock-settled compensation exercises and awards, shares were either new issues or were issued from treasury stock.  We do not expect to repurchase a significant number of shares for treasury stock during 2008.

Stock Options

We measure the fair value of the majority of our stock options using the Black-Scholes option-pricing model, using historical volatility and the simplified method of calculating the expected term.  Our expected term is calculated by averaging the vesting term (3 years) and the contractual term of the option (10 years).  Historical data is also used to estimate option exercise behaviors and employee termination experience within the valuation model.  Based on our assessment of employee groupings and observable behaviors, we determined that a single grouping is appropriate.

Under the 1998 LTIP, 33% of the options are generally exercisable after the first anniversary of the date of grant, 66% after the second anniversary, and 100% after the third anniversary.  Stock options expire ten years from the grant date and are expensed in Selling, administrative, and other expenses using a three-year cliff vesting methodology.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 17.  SHARE-BASED COMPENSATION (Continued)

Stock option activity was as follows:

	2007		2006		2005
Stock Option Activity	Shares (millions)	Weighted- Average Exercise Price	Shares (millions)	Weighted- Average Exercise Price	Shares (millions)	Weighted- Average Exercise Price
Outstanding, beginning of year	255.6	$17.83	245.2	$18.72	245.4	$19.13
Granted	16.3	7.56	29.1	7.89	27.6	12.46
Exercised*	(1.2)	7.61	(0.5)	7.55	(3.7)	9.14
Forfeited (including expirations)	(23.4)	14.00	(18.2)	14.26	(24.1)	17.13
Outstanding, end of year	247.3	17.57	255.6	17.83	245.2	18.72
Exercisable, end of year	205.6	19.38	203.2	19.81	191.9	20.61
__________
*	Exercised at option price ranging from $7.12 to $7.83 during 2007, option price of $7.55 during 2006, and option price ranging from $7.40 to $12.53 during 2005.

The total fair value of options that vested during the years ended December 31 was as follows (in millions):

	2007	2006	2005
Fair value of vested options	$81	$93	$145

We have 205.6 million fully-vested stock options, with a weighted-average exercise price of $19.38 and remaining term of 3.8 years.  We expect 40.9 million stock options (after forfeitures), with a weighted-average exercise price of $8.63 and remaining term of 8.4 years to vest in the future.  There is no intrinsic value for unvested and vested options at December 31, 2007.

We received about $9 million from the exercise of stock options in 2007.  The tax benefit realized was de minimis.  An equivalent of about $11 million in treasury shares and new issues were used to settle exercised options.  For options exercised during the years ended December 31, 2007, 2006, and 2005, the difference between the fair value of the common shares issued and their respective exercise price was about $1 million, $1 million, and $9 million, respectively.

Compensation cost was as follows (in millions):

	2007	2006	2005
Compensation cost	$75	$77	$116
Taxes	(18)	(19)	(23)
Compensation cost, net of taxes	$57	$58	$93

As of December 31, 2007, there was about $30 million in unrealized compensation cost related to non-vested stock options.  This expense will be recognized over a weighted average period of 1.3 years.  A summary of the status of our non-vested shares and changes during 2007 follows:

	Shares (millions)	Weighted-Average Grant-Date Fair Value
Non-vested beginning of year	52.4	$3.22
Granted	16.3	3.57
Vested	(22.6)	3.62
Forfeited (including expirations)	(4.4)	3.65
Non-vested end of year	41.7	3.09

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 17.  SHARE-BASED COMPENSATION (Continued)

The estimated fair value of stock options at the time of grant using the Black-Scholes option-pricing model was as follows:

	2007	2006	2005
Fair value per option	$3.57	$2.07	$4.44
Assumptions:
Annualized dividend yield	—%	4.9%	3.2%
Expected volatility	39.2%	39.7%	41.9%
Risk-free interest rate	4.8%	4.9%	4.4%
Expected option term (in years)	6.5	6.5	7.0

Details on various stock option exercise price ranges are as follows:

	Outstanding Options			Exercisable Options
Range of Exercise Prices	Shares (millions)	Weighted- Average Life (years)	Weighted- Average Exercise Price	Shares (millions)	Weighted- Average Exercise Price
$6.84 - 10.58	66.2	7.4	$7.85	32.3	$7.96
10.62 - 15.81	50.2	6.5	13.02	42.4	13.12
15.91 - 23.88	80.9	2.6	20.05	80.9	20.05
23.97 - 35.79	49.4	2.3	30.86	49.4	30.86
41.03 - 42.52	0.6	0.3	41.42	0.6	41.42
Total options	247.3			205.6

Restricted Stock Units

We grant performance and time-based restricted stock units to employees under the 1998 LTIP.  Restricted stock units awarded in stock ("RSU-stock") provide the recipients with the right to shares of stock after a restriction period.  Outstanding RSU-stock are either strictly time-based or a combination of performance and time-based.  The restriction periods vary dependent upon the specific grant (1-5 years).  The fair value of the units is the average of the high and low market price of our Common Stock on the grant date.

Time-based RSU-stock awards issued in 2006 and prior vest at the end of the restriction period.  The expense is taken equally over the restriction period.  For time-based RSU-stock awards issued in 2007, the awards vest under the graded vesting method.  One-third of the RSU-stock awards vest after the first anniversary of the grant date, one-third after the second anniversary, and one-third after the third anniversary.  The expense is recognized in accordance with this graded vesting method.  Under both methods, at the end of the restriction period, the RSU-stock is fully expensed in Selling, administrative, and other expenses.

Performance RSU-stock have a performance period (usually 1-3 years) and a restriction period (usually 1-3 years).  Compensation expense for these awards is not recognized until it is probable and estimable.  Expense is then recognized over the performance and restriction periods based on the fair market value of Ford stock at grant date.

RSU-stock activity during 2007 was as follows:

	Shares (millions)	Weighted- Average Grant-Date Fair value	Aggregate Intrinsic Value (millions)
Outstanding, beginning of year	3.8	$7.92
Granted	15.8	7.55
Vested	(1.2)	7.83
Forfeited	(0.8)	7.58
Outstanding, end of year	17.6	7.61	$118

RSU-stock expected to vest	16.9	N/A	113

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 17.  SHARE-BASED COMPENSATION (Continued)

The fair value and intrinsic value of RSU-stock during 2007, 2006, and 2005 were as follows (in millions, except per RSU amounts):

	2007	2006	2005
Fair value
Granted	$119	$28	$3
Weighted average grant date (per RSU)	7.55	7.83	10.12

Vested	9	8	5

Intrinsic value
Vested	8	5	2

Compensation cost was as follows (in millions):

	2007	2006	2005
Compensation cost	$76	$15	$6
Taxes	(27)	(5)	(2)
Compensation cost, net of taxes	$49	$10	$4

As of December 31, 2007, there was approximately $54 million in unrealized compensation cost related to non-vested RSU-stock.  This expense will be recognized over a weighted average period of 1.4 years.

Other Share-Based Awards

Pursuant to the 1998 LTIP we also grant other share-based awards to select executives and other key employees, in addition to stock options and restricted stock units.  These awards include restricted stock, cash awarded restricted stock units, performance stock rights, and stock appreciation rights.  These awards have various vesting criteria which may include service requirements, individual performance targets, and company-wide performance targets.

Other share-based compensation cost was as follows (in millions):

	2007	2006	2005
Compensation cost	$9	$19	$24
Taxes	(3)	(7)	(8)
Compensation cost, net of taxes	$6	$12	$16

NOTE 18.  EMPLOYEE SEPARATION ACTIONS AND EXIT AND DISPOSAL ACTIVITIES

Automotive Sector

General

We began implementing a number of different employee separation actions during 2006, our accounting for which is dependent on the design of the individual benefit action.

Jobs Bank Benefits Reserve

As part of our plan to reduce and realign vehicle assembly capacity and related manufacturing to bring it more in line with demand and shifting customer preferences, we announced plans to close a number of North American manufacturing facilities.  Additionally, we plan to sell or close essentially all of the remaining Automotive Components Holdings, LLC ("ACH") plants.  Hourly employees working at these U.S. plants are represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America ("UAW"); hourly employees working at the Canadian plants identified above are represented by the National Automobile, Aerospace, Transportation and General Workers Union of Canada ("CAW").  Our 2003 collective bargaining agreement with the UAW expired in September 2007. The new 2007 collective bargaining agreement continues a job security program, pursuant to which we are required to pay idled employees who meet certain conditions a portion of their wages and benefits for a specified period of time.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 18.  EMPLOYEE SEPARATION ACTIONS AND EXIT AND DISPOSAL ACTIVITIES (Continued)

Our collective bargaining agreement with the CAW contains a provision pursuant to which we are required to pay idled employees a portion of their wages and certain benefits for a specified period of time based on the number of credits an employee has received.  This agreement is scheduled to expire in September 2008.  We refer to these benefits under the UAW and CAW agreements as "Jobs Bank Benefits."

The Jobs Bank Benefits reserve includes an amount for benefits expected to be provided in their present form under the current UAW and CAW collective bargaining agreements.  The Jobs Bank Benefits provided to our hourly employees at facilities that will be closed by 2010 are expensed when it becomes probable that the employees will be permanently idled.

We recorded the expense in Automotive cost of sales, and the following table summarizes the activity in the related Jobs Bank Benefits reserve:

	Reserve (in millions)		Number of employees
	Full Year 2007	Full Year 2006	Full Year 2007	Full Year 2006
Beginning balance	$1,036	$—	10,728	—
Additions to Jobs Bank/Transfers from voluntary separation program (i.e., rescissions)	232	2,583	2,220	25,849
Voluntary separations and relocations	(311)	(1,445)	(4,632)	(15,121)
Benefit payments and other adjustments	(140)	(102)	—	—
Ending balance	$817	$1,036	8,316	10,728

The reserve balance above takes into account several factors: the demographics of the population at each affected facility, redeployment alternatives, and recent experience relative to voluntary redeployments. Due to the complexities inherent in estimating this reserve, our actual costs could differ materially. We continue to expense costs associated with the small number of employees who are temporarily idled on an as-incurred basis.

Separation Actions

The cost of voluntary employee separation actions is recorded at the time of an employee's acceptance, unless the acceptance requires explicit approval by the Company.  The costs of conditional voluntary separations are accrued when all conditions are satisfied.  The costs of involuntary separation programs are accrued when management has approved the program and the affected employees are identified.

UAW Voluntary Separations.  During 2006, we offered voluntary separation packages to our entire UAW hourly workforce, established a reserve for the costs associated with this action., and recorded an expense in Automotive cost of sales.  The following table summarizes the activity in the related separation reserve:

	Reserve (in millions)		Number of employees
	Full Year 2007	Full Year 2006	Full Year 2007	Full Year 2006
Beginning balance	$2,435	$—	26,351	—
Voluntary acceptances	—	3,240	—	36,623
Payments/Terminations	(1,912)	(788)	(21,587)	(10,084)
Rescissions	(298)	(17)	(3,390)	(188)
Ending balance	$225	$2,435	1,374	26,351

The 2007 ending balance in the reserve represents, in part, the cost of separation packages for employees (1,374 shown in the table above) who accepted a retirement package and ceased duties, but who will remain on our employment rolls until they reach retirement eligibility.  The reserve for these employees will be released over the period through the end of 2009.  The remaining balance of the reserve reflects costs associated with employee tuition programs.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 18.  EMPLOYEE SEPARATION ACTIONS AND EXIT AND DISPOSAL ACTIVITIES (Continued)

Other Employee Separation Actions.  Most salaried employee separations within the United States were completed by the end of the first quarter of 2007, and were achieved through early retirements, voluntary separations, and involuntary separations where necessary.  These actions resulted in pre-tax charges of $154 million and $22 million in 2007 and 2006, respectively, reported in Automotive cost of sales and Selling, administrative and other expenses.

The following table shows pre-tax charges for other hourly and salaried employee separation actions for the full year 2007 and 2006 (in millions).  These charges are reported in Automotive cost of sales and Selling, administrative and other expenses.

	Full Year
	2007	2006
Ford Canada	$223	$14
Ford Europe	45	109
Jaguar Land Rover	33	106
Volvo	11	54
Ford Asia Pacific Africa	5	61

The charges above exclude costs for pension and OPEB.  See Note 24 for employee separation costs related to pension and OPEB.

Financial Services Sector

Business Restructuring - Germany

In 2006, FCE announced a plan to restructure its business in Germany that supports the sales activities of automotive financial services of Ford, Jaguar, Land Rover and Mazda vehicles.  The plan included the consolidation of branches into district offices and reduced ongoing costs.  We recognized pre-tax charges of $30 million in 2006.  In 2007, we released $12 million of the reserve related to lower-than-expected separations and paid out $14 million.  The costs associated with the business restructuring were charged to Selling, administrative and other expenses.  The restructuring was completed in 2007.

The table below summarizes the activity in the reserve as of December 31, 2007 and 2006 (in millions):

	December 31
	2007	2006
Liability at beginning of period	$31	$—
(Released)/Accrued during period	(12)	30
Paid during period	(14)	—
Foreign currency translation	2	1
Liability at end of period	$7	$31

Separation Actions

In 2007, we recognized pre-tax charges of $45 million in Selling, administrative and other expenses for employee separation actions in the United States and Canada. These actions were associated with Ford Credit's North American business transformation initiative (i.e., the consolidation of its North American branches into its seven existing business centers).

These charges exclude costs for pension and OPEB.  See Note 24 for employee separation costs related to pension and OPEB.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 19.  INCOME TAXES

Components of income taxes, excluding discontinued operations, cumulative effects of changes in accounting principles and equity in net results of affiliated companies accounted for after-tax, are as follows:

	2007	2006	2005
Income/(Loss) before income taxes, excluding equity in net results of affiliated companies accounted for after-tax (in millions)
U.S.	$(6,374)	$(15,814)	$40
Non-U.S.	2,225	335	743
Total	$(4,149)	$(15,479)	$783

Provision for/(Benefit from) income taxes (in millions)
Current
Federal	$(39)	$—	$26
Non-U.S.	313	372	764
State and local	1	(8)	43
Total current	275	364	833
Deferred
Federal	(1,710)	(4,281)	(762)
Non-U.S.	410	1,112	(822)
State and local	(269)	150	(104)
Total deferred	(1,569)	(3,019)	(1,688)
Total	$(1,294)	$(2,655)	$(855)

Reconciliation of effective tax rate
U.S. tax at statutory rate	35%	35%	35%
Non-U.S. income taxes	1	1	(11)
State and local income taxes	4	2	(4)
Deductible dividends	—	1	(20)
General business credits	6	1	(15)
Dispositions and restructurings	(6)	—	16
Medicare prescription drug benefit	2	1	(13)
Repatriation of foreign earnings under The American Jobs Creation Act of 2004	—	—	(33)
Prior year settlements and claims	1	3	(50)
Tax-related interest	(2)	—	—
Other	3	(1)	(13)
Valuation allowance	(13)	(26)	—
Effective rate	31%	17%	(108)%

No provision for deferred taxes has been made on $715 million of unremitted earnings that are considered to be indefinitely invested in non-U.S. subsidiaries.  Deferred taxes for these unremitted earnings are not practicable to estimate.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 19.  INCOME TAXES (Continued)

The components of deferred tax assets and liabilities at December 31 were as follows (in millions):

	2007	2006
Deferred tax assets*
Employee benefit plans	$10,020	$12,723
Net operating loss carryforwards	2,095	3,132
Tax credit carryforwards	1,169	2,649
Dealer and customer allowances and claims	2,436	2,572
Other foreign deferred tax assets	3,364	2,379
Allowance for credit losses	1,655	1,696
All other	2,873	3,531
Total gross deferred tax assets	23,612	28,682
Less: valuation allowance	(8,560)	(7,180)
Total net deferred tax assets	15,052	21,502

Deferred tax liabilities*
Leasing transactions	5,694	7,610
Depreciation and amortization (excluding leasing transactions)	3,877	4,082
Finance receivables	866	2,631
All other	4,149	4,973
Total deferred tax liabilities	14,586	19,296
Net deferred tax assets/(liabilities)	$466	$2,206
_______
*   Includes Jaguar and Land Rover.

Operating loss carryforwards for tax purposes were $3.5 billion at December 31, 2007.  A substantial portion of those losses have a remaining carryforward period beyond 2015; the remaining losses will begin to expire in 2008.  Tax credits available to offset future tax liabilities are $1.2 billion.  A substantial portion of these credits have a remaining carryforward period of 10 years or more.  Tax benefits of operating loss and tax credit carryforwards are evaluated on an ongoing basis, including a review of historical and projected future operating results, the eligible carryforward period, and other circumstances.  Effective September 30, 2006, the balance of deferred taxes primarily at our U.S., Jaguar, and Land Rover entities has changed from a net deferred tax liability position to a net deferred tax asset position.  Due to the cumulative losses we have incurred at these operations and their near-term financial outlook, we have established a valuation allowance of $8.6 billion against the net deferred tax asset.

We adopted the provisions of Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 ("FIN 48") on January 1, 2007.  As a result of the implementation of FIN 48, we recorded an increase of $1.3 billion to Retained earnings.  The favorable impact to Retained earnings was primarily the result of recognizing a receivable of approximately $1.5 billion associated with refund claims and related interest for prior years that met the "more-likely-than-not" recognition threshold of FIN 48. These prior year refund claims and related interest were not recognized as of December 31, 2006 because they were considered gain contingencies under Statement of Financial Accounting Standards ("SFAS") No. 5, Accounting for Contingencies  and could not be recognized until the contingency lapsed. The amount of unrecognized tax benefits at January 1, 2007 was $1.9 billion.  A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

2007
Balance at January 1	$1,947
Increase – tax positions in prior periods	226
Increase – tax positions in current period	105
Decrease – tax positions in prior periods	(264)
Settlements	(266)
Lapse of statute of limitations	(37)
Foreign currency translation adjustment	99
Balance at December 31	$1,810

The amount of unrecognized tax benefits at December 31, 2007 that would affect the effective tax rate if recognized was $837 million.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 19.  INCOME TAXES (Continued)

We do not believe it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease during the next twelve months.

Examinations by tax authorities have been completed through 2004 in the United Kingdom, 1999 in Germany, 2000 in Sweden, 2002 in Canada, and 2003 in the United States.  Although examinations have been completed in these jurisdictions, various unresolved transfer pricing disputes exist for years dating back to 1994.

Effective with the adoption of FIN 48, we have elected to recognize accrued interest related to unrecognized tax benefits and tax related penalties in the Provision for/(Benefit from) income taxes on our consolidated income statement.  During 2007, we recorded approximately $62 million in interest and penalties to our consolidated income statement.  As of December 31, 2007, we had recorded a liability of $216 million for the payment of tax related interest and penalties.

NOTE 20.  DISCONTINUED OPERATIONS, HELD-FOR-SALE OPERATIONS, OTHER DISPOSITIONS, AND ACQUISITIONS

Automotive Sector

Discontinued Operations

APCO.  In the second quarter of 2007, the management team of APCO, together with Trident IV, L.P., a private equity fund managed by Stone Point Capital LLC, purchased APCO from us.  This transaction was the result of our ongoing strategic review of our operations.  As a result of the transaction, we realized a pre-tax gain of $51 million (net of transaction costs and working capital adjustments), reported in Income/(Loss) from discontinued operations.

The assets and liabilities of APCO that were classified as a discontinued operation at December 31, 2006 are summarized as follows (in millions):

December 31, 2006
Assets
Cash and cash equivalents	$—
Receivables	20
Net property	8
Goodwill	112
Other assets	16
Total assets of the discontinued operations	$156

Liabilities
Payables	$16
Other liabilities	22
Total liabilities of the discontinued operations	$38

The results of all discontinued Automotive sector operations are as follows (in millions):

	2007	2006	2005
Sales	$13	$59	$64

Operating income/(loss) from discontinued operations	$2	$23	$20
Gain/(Loss) on discontinued operations	51	3	13
(Provision for)/Benefit from income taxes	(18)	(10)	(12)
Income/(Loss) from discontinued operations	$35	$16	$21

At December 31, 2007, there were no significant assets or liabilities remaining on our balance sheet related to discontinued operations.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 20.  DISCONTINUED OPERATIONS, HELD-FOR-SALE OPERATIONS, OTHER DISPOSITIONS, AND ACQUISITIONS (Continued)

Held-for-Sale Operations

Jaguar Land Rover.  During 2007, management committed to sell Jaguar Land Rover in order to restructure our core Automotive operations and build liquidity.  Any transaction that we enter into would be expected to close during the second quarter of 2008.  Accordingly, we have reported Jaguar Land Rover as held for sale and have ceased depreciating its long-lived assets.

The assets and liabilities of Jaguar Land Rover classified as held-for-sale operations are summarized as follows (in millions):

	December 31, 2007	December 31, 2006
Assets
Receivables	$758	$590
Inventories	1,530	1,404
Net property	2,246	2,119
Goodwill and other net intangibles*	2,010	3,210
Pension assets	696	3
Other assets	297	122
Total assets of the held-for-sale operations	$7,537	$7,448

Liabilities
Payables	$2,395	$2,202
Pension liabilities	19	380
Warranty liabilities	645	759
Other liabilities	1,765	2,050
Total liabilities of the held-for-sale operations	$4,824	$5,391
__________
* For further discussion of goodwill allocated to Jaguar Land Rover, see Note 13.

Aston Martin.  In 2007, Ford Motor Company and its subsidiary, Jaguar Cars Limited, completed the sale of our 100% interest in Aston Martin. As a result of the sale, we recognized a pre-tax gain of $181 million (net of transaction costs and working capital adjustments) reported in Automotive interest income and other non-operating income/(expense), net.

The assets and liabilities of Aston Martin that were classified as a held-for-sale operation at December 31, 2006 are summarized as follows (in millions):

December 31, 2006
Assets
Cash and cash equivalents	$(2)
Receivables	80
Inventories	93
Net property	251
Other net intangibles	4
Other assets	22
Total assets of the held-for-sale operations	$448

Liabilities
Payables	$106
Warranty liabilities	38
Other liabilities	64
Total liabilities of the held-for-sale operations	$208

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 20.  DISCONTINUED OPERATIONS, HELD-FOR-SALE OPERATIONS, OTHER DISPOSITIONS, AND ACQUISITIONS (Continued)

Converca Plant.  In 2007, we sold to the Linamar Corporation the major part of our Converca plant, a component of ACH in Mexico, which produces power transfer units.  As a result of the transaction, ACH reported a pre-tax gain on the sale of $3 million, net of transaction costs and liabilities assumed, reported in Automotive interest income and other non-operating income/(expense), net.

The Converca assets sold in 2007 that were classified as a held-for-sale operation at December 31, 2006 are summarized as follows (in millions):

December 31, 2006
Assets
Inventories	$15
Net property	50
Total assets of the held-for-sale operation	$65

El Jarudo Plant.  In 2007, we completed a sale agreement with Cooper-Standard Automotive Inc. for our El Jarudo plant, a component of ACH in Mexico, which produces fuel rails, fuel charging assemblies, and spring lock connectors.  As a result of the sale, we recognized a de minimis pre-tax loss.

European dealerships.  In 2007, Ford Motor Company and its subsidiary, FIECO Holdings GmbH, completed the sale of its interest in three European dealerships to MVC Automotive Group B.V.  As a result of the transaction, we recognized a pre-tax loss on the sale of $14 million, net of transaction costs and recognition of foreign currency translation adjustments.  This was reported in Automotive interest income and other non-operating income/(expense), net.

The assets and liabilities of the three dealerships classified as held-for-sale operations at December 31, 2006 are summarized as follows (in millions):

December 31, 2006
Assets
Receivables	$25
Inventories	46
Net property	14
Other assets	1
Total assets of the held-for-sale operations	$86

Liabilities
Payables	$11
Other liabilities	6
Total liabilities of the held-for-sale operations	$17

Beanstalk Group, LLC ("Beanstalk").  In 2005, we completed the sale of Beanstalk and recorded pre-tax charges of $53 million for the impairment of intangible assets and goodwill in Automotive cost of sales and $12 million in Automotive interest income and other non-operating income/(expense), net for the loss on sale.

Asia Pacific and Africa/Mazda dealerships. In 2005, we completed the sale of certain consolidated dealerships in the Ford Asia Pacific and Africa/Mazda segment and recognized a pre-tax gain of $14 million reflected in Automotive interest income and other non-operating income/(expense), net.

Other Dispositions

In 2005, we completed the sale of our interests in Mahindra & Mahindra Ltd. (approximately 5% interest), Vastera, Inc. (approximately 19% interest), and Kwik-Fit Group Limited (approximately 18% interest).  As a result of the sales, we recognized pre-tax gains of approximately $22 million, $11 million, and $152 million, respectively, in Automotive interest income and other non-operating income/(expense), net in 2005.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 20.  DISCONTINUED OPERATIONS, HELD-FOR-SALE OPERATIONS, OTHER DISPOSITIONS, AND ACQUISITIONS (Continued)

We also completed the exchange of 8.3 million shares in Ballard for an equity interest (50%) in NuCellsys Holding GmbH, a 50/50 joint venture with Daimler AG ("Daimler").  As a result of the exchange and the retirement of certain restrictions, we recognized in Automotive cost of sales a pre-tax charge of $61 million in 2005.  At December 31, 2007, our remaining ownership interest in Ballard was 11.2%.  In the first quarter of 2008, Ford and Daimler entered into a restructuring agreement with Ballard to sell Ballard's automotive fuel unit to Ford and Daimler.  As a result, Ford recorded a loss of about $70 million in the first quarter of 2008.

Acquisitions

Troller Veiculos Especiais LTDA ("Troller").  In December 2006, we purchased Troller, a Brazilian manufacturer of vehicles in the light duty segment, for a present-value cash amount of $214 million and liabilities amounting to $32 million. In accordance with the purchase agreement, we paid $27 million (including interest) in 2007. The remaining balance, which has been classified as debt, will be paid over the course of three years. As part of the transaction related to this acquisition, we have recorded an intangible asset of $246 million.

Visteon Corporation ("Visteon").  In 2005, we finalized an agreement with Visteon, our largest supplier, in which we assumed control of 17 plants and 6 other facilities in the United States and Mexico.  These assets were transferred to ACH, a temporary business controlled and managed by us, to protect the flow of critical parts and components in the near-term and, over time, to improve our sourcing flexibility and cost competitiveness.  We consolidated ACH on October 1, 2005 as part of our Ford North America segment.

The total 2005 pre-tax loss from the transaction was $468 million reflected in Automotive cost of sales, summarized as follows (in millions):

Value of ACH Assets/(Liabilities) Received on October 1, 2005
Net property	$427
Inventory	299
Warrants for purchase of Visteon stock	165
Other net liabilities	(10)
Total	$881

Cash Paid/Liabilities Assumed
Forgiveness of employee-related liabilities*	$(500)
Cash paid to escrow account for Visteon restructuring	(400)
Cash paid for inventories	(299)
Liability recorded for Visteon restructuring	(150)
Total	$(1,349)
__________
*	As part of the transaction, we forgave $1.1 billion of Visteon's liability to us for employee-related costs of which $600 million was recognized in 2004 as an allowance for doubtful accounts.

ACH.  ACH has entered into non-binding or conditional agreements for the sale of five of its businesses.  The following table lists the businesses and their primary products:

Sheldon Road plant	Heating, ventilating and cooling assemblies; heat exchangers; and manual control panel components

Milan plant	Fuel tanks and bumper fascias

Nashville, Tulsa, and VidrioCar (Mexico) plants	Automotive and architectural glass products

Sandusky plant	Lighting components

Saline plant	Cockpit module, instrument panel, door trim and floor console products

Each of these sales is conditional on a successful negotiation by the buyer of labor terms with the UAW, which had not been completed by year-end.  Therefore, none was classified as held for sale at December 31, 2007.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 20.  DISCONTINUED OPERATIONS, HELD-FOR-SALE OPERATIONS, OTHER DISPOSITIONS, AND ACQUISITIONS (Continued)

In addition, on January 23, 2008, ACH entered into a definitive agreement for the sale of the driveshaft assets at the Monroe plant to Neapco Drivelines, LLC, following the successful negotiation by the buyer of labor terms with the UAW.

Land Rover. In June 2000, we purchased the Land Rover sport utility vehicle business from the BMW Group.  As part of the acquisition, we agreed to pay two-thirds of the purchase price at closing with the remainder being paid in 2005.  During 2005, we made the final payment of approximately $1.3 billion.

Financial Services Sector

Discontinued Operations

Triad Financial Corporation ("Triad"). During the second quarter of 2005, we completed the sale of Triad.  Triad specialized in automobile retail installment sales contracts with borrowers who generally would not be expected to qualify, based on their credit worthiness, for traditional financing sources such as those provided by commercial banks or automobile manufacturers' affiliated finance companies primarily through non-Ford dealerships.  In 2005, Ford Credit recognized a $4 million after-tax gain on disposal of discontinued operations. During the fourth quarter of 2007, Ford Credit received additional proceeds primarily based on better-than-anticipated securitized portfolio performance, pursuant to a contractual agreement entered into at the closing of the sale, and recognized in Financial Services revenues an additional $6 million after-tax gain on disposal of discontinued operations.

The results of all discontinued Financial Services sector operations are as follows (in millions):

	2007	2006	2005
Revenues	$—	$—	$118

Operating income/(loss) from discontinued operations	$—	$—	$59
Gain/(Loss) on discontinued operations	10	—	(16)
(Provision for)/Benefit from income taxes	(4)	—	(2)
Income/(Loss) from discontinued operations	$6	$—	$41

At December 31, 2007 and 2006, there were no significant assets or liabilities remaining on our balance sheet related to discontinued operations.

Held-for-Sale Operations

Hertz.  In 2005, we sold our 100% ownership interest in Hertz as it is not core to our Automotive business.  As part of the transaction, we provided cash-collateralized letters of credit in an aggregate amount of $200 million to support the asset-backed portion of the buyer's financing for the transaction.  These letters of credit will expire no later than December 21, 2011.  As a result of the sale, we recognized in Gain on sale of Hertz, a pre-tax gain of $1.1 billion, inclusive of $27 million of charges to record the estimated fair value of the letters of credit.  For further discussion of these letters of credit, see Note 28.

At December 31, 2007 and 2006, there were no assets or liabilities on our balance sheet related to held-for-sale operations.

Other Dispositions

AB Volvofinans ("Volvofinans"). In 2007, we sold a majority of our interest in Volvofinans, an unconsolidated subsidiary that finances the sale of Volvo and Renault vehicles through Volvo dealers in Sweden.  As a result of the transaction, we received $157 million as proceeds from the sale and recognized a pre-tax gain of $51 million reported in Financial Services revenues.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 21.  CAPITAL STOCK AND AMOUNTS PER SHARE

All general voting power is vested in the holders of Common Stock and Class B Stock.  Holders of our Common Stock have 60% of the general voting power and holders of our Class B Stock are entitled to such number of votes per share as will give them the remaining 40%.  Shares of Common Stock and Class B Stock share equally in dividends, with stock dividends payable in shares of stock of the class held.  As discussed in Note 16, we are prohibited from paying dividends (other than dividends payable in stock) under the terms of the Credit Agreement.

If liquidated, each share of Common Stock will be entitled to the first $0.50 available for distribution to holders of Common Stock and Class B Stock, each share of Class B Stock will be entitled to the next $1.00 so available, each share of Common Stock will be entitled to the next $0.50 so available and each share of Common and Class B Stock will be entitled to an equal amount thereafter.

As discussed in Note 16, Convertible Notes with a principal amount of $4.95 billion are outstanding.  At the option of the holder, each Convertible Note is convertible at any time on or before December 15, 2036, into shares of our Common Stock at a rate of 108.6957 shares per $1,000 principal amount of Convertible Notes (equivalent to a conversion price of $9.20 per share).  Conversion of all shares of such Convertible Notes would result in the issuance of 538 million shares of our Common Stock.

As discussed in Note 16, Trust Preferred Securities with an aggregate liquidation preference of $2.9 billion are outstanding, following the conversion of 42,543,071 of Trust Preferred Securities on August 3, 2007.  At the option of the holder, each Preferred Security is convertible, at any time on or before January 15, 2032, into shares of our Common Stock at a rate of 2.8249 shares for each Trust Preferred Security (equivalent to a conversion price of $17.70 per share).  Conversion of all shares of such Trust Preferred Securities would result in the issuance of 162 million shares of our Common Stock.

As discussed in Note 16, on December 7, 2007, we issued an aggregate of 62,000,761 shares of Ford Common Stock in exchange for about $442 million principal amount of our 6 ⅜% Debentures due February 1, 2029 and about $125 million principal amount of our 6 ⅝% Debentures due October 1, 2028.

Amounts Per Share of Common and Class B Stock

The calculation of diluted income per share of Common Stock and Class B Stock takes into account the effect of obligations, such as RSU-stock awards, stock options, and convertible notes and securities, considered to be potentially dilutive.  Basic and diluted income/(loss) per share were calculated using the following (in millions):

	2007	2006	2005
Basic and Diluted Income/(Loss)
Basic income/(loss) from continuing operations attributable to Common Stock and Class B Stock	$(2,764)	$(12,629)	$1,629
Effect of dilutive senior convertible notes (a)	—	—	—
Effect of dilutive convertible preferred securities (b)	—	—	213
Diluted income/(loss) from continuing operations attributable to Common Stock and Class B Stock	$(2,764)	$(12,629)	$1,842
Diluted Shares
Average shares outstanding	1,979	1,879	1,846
Restricted and uncommitted-ESOP shares	(1)	(2)	(3)
Basic shares	1,978	1,877	1,843
Net dilutive options and restricted and uncommitted ESOP shares (c)	—	—	10
Dilutive senior convertible notes (a)	—	—	—
Dilutive convertible preferred securities (b)	—	—	282
Diluted shares	1,978	1,877	2,135
__________
In 2007, not included in calculation of diluted earnings per share due to their antidilutive effect:
(a)	538 million shares and the related income effect for senior convertible notes (issued December 15, 2006).
(b)
282 million shares and the related income effect for convertible Trust Preferred Securities through August 2, 2007.  As of August 3, 2007, following the conversion of about 43 million of our Trust Preferred Securities, 162 million shares and the related income effect are not included in the calculation.

(c)	14 million contingently issuable shares.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 22.  OPERATING CASH FLOWS

The reconciliation of Net income/(loss) to cash flows from operating activities of continuing operations is as follows (in millions):

	2007
	Automotive	Financial Services	Total
Net income/(loss)	$(3,480)	$757	$(2,723)
(Income)/Loss of discontinued operations	(35)	(6)	(41)
Depreciation and special tools amortization	6,763	6,289	13,052
Amortization of intangibles	106	—	106
Other amortization	57	521	578
Net losses/(earnings) from equity investments in excess of dividends received	(175)	—	(175)
Provision for credit/insurance losses	—	668	668
Foreign currency adjustments	206	—	206
Net (gain)/loss on sale of businesses	(172)	(7)	(179)
Net (gain)/loss on debt conversions	512	—	512
Net (gain)/loss on pension and OPEB curtailment	(1,164)	—	(1,164)
(Gain)/Loss on goodwill impairment	2,400	—	2,400
Stock option expense	70	6	76
Cash changes in operating assets and liabilities were as follows:
Provision for deferred income taxes	(880)	(4,597)	(5,477)
Decrease/(Increase) in accounts receivable and other assets	313	(268)	45
Decrease/(Increase) in inventory	371	—	371
Increase/(Decrease) in accounts payable and accrued and other liabilities	(1,041)	2,389	1,348
Net sales/(purchases) of trading securities	4,537	2	4,539
Other	337	648	985
Cash flows from operating activities of continuing operations	$8,725	$6,402	$15,127

	2006
	Automotive	Financial Services	Total
Net income/(loss)	$(13,912)	$1,299	$(12,613)
(Income)/Loss of discontinued operations	(16)	—	(16)
Depreciation and special tools amortization	11,158	5,295	16,453
Amortization of intangibles	66	—	66
Net losses/(earnings) from equity investments in excess of dividends received	(253)	—	(253)
Provision for credit/insurance losses	—	241	241
Foreign currency adjustments	112	—	112
(Gain)/Loss on sale of business	—	(33)	(33)
Stock option expense	72	5	77
Cash changes in operating assets and liabilities were as follows:
Provision for deferred income taxes	(2,577)	77	(2,500)
Decrease/(Increase) in accounts receivable and other assets	1,622	657	2,279
Decrease/(Increase) in inventory	(695)	—	(695)
Increase/(Decrease) in accounts payable and accrued and other liabilities	7,112	(578)	6,534
Net sales/(purchases) of trading securities	(6,762)	(9)	(6,771)
Other	(99)	362	263
Cash flows from operating activities of continuing operations	$(4,172)	$7,316	$3,144

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 22.  OPERATING CASH FLOWS (Continued)

	2005
	Automotive	Financial Services	Total
Net income/(loss)	$(1,884)	$3,324	$1,440
(Income)/Loss of discontinued operations	(21)	(41)	(62)
Cumulative effects of changes in accounting principles	251	—	251
Depreciation and special tools amortization	8,156	5,854	14,010
Amortization of intangibles	49	6	55
Net losses/(earnings) from equity investments in excess of dividends received	(135)	—	(135)
Provision for credit/insurance losses	—	483	483
Foreign currency adjustments	36	—	36
(Gain)/Loss on sale of business	—	(1,099)	(1,099)
Stock option expense	103	13	116
Cash changes in operating assets and liabilities were as follows:
Provision for deferred income taxes	(960)	1,664	704
Decrease/(Increase) in accounts receivable and other assets	(2,083)	(727)	(2,810)
Decrease/(Increase) in inventory	(94)	—	(94)
Increase/(Decrease) in accounts payable and accrued and other liabilities	2,306	(2,343)	(37)
Net sales/(purchases) of trading securities	(579)	(50)	(629)
Other	293	(172)	121
Cash flows from operating activities of continuing operations	$5,438	$6,912	$12,350

The reconciliation between total sector and consolidated cash flows from operating activities of continuing operations is as follows (in millions):

	2007	2006	2005
Sum of sector cash flows from operating activities of continuing operations	$15,127	$3,144	$12,350
Reclassification of wholesale receivable cash flows from investing to operating for consolidated presentation*	1,947	6,478	8,478
Reclassification relating to sale of vehicles to Hertz and related auction proceeds for consolidated presentation.	—	—	(436)
Consolidated cash flows from operating activities of continuing operations	$17,074	$9,622	$20,392
__________
*
In addition to vehicles sold by us, the cash flows from wholesale finance receivables being reclassified from investing to operating include financing by Ford Credit of used and non-Ford vehicles.  100% of cash flows from wholesale finance receivables have been reclassified for consolidated presentation as the portion of these cash flows from used and non-Ford vehicles are impracticable to separate.

Cash paid/(received) for interest and income taxes for continuing operations was as follows (in millions):

	2007	2006	2005
Interest
Automotive sector	$2,584	$1,419	$1,506
Financial Services sector	8,346	7,483	6,319
Total interest paid	$10,930	$8,902	$7,825

Income taxes	$(223)	$423	$382

NOTE 23.  DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

Our operations are exposed to global market risks, including the effect of changes in foreign currency exchange rates, certain commodity prices and interest rates.  The objective of our risk management program is to manage the financial and operational exposure arising from these risks by offsetting gains and losses on the underlying exposures with gains and losses on derivatives used to hedge them.  We document our hedging objectives, practices, procedures, and accounting treatment.  In addition, we review our hedging program and our derivative positions, as well as our strategy, on a regular basis.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 23.  DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

Our use of derivatives to manage market risk results in the risk of a counterparty defaulting on a derivative contract.  We establish exposure limits for each counterparty to minimize this risk and provide counterparty diversification.  We also enter into master netting agreements with counterparties that usually allow for netting of certain exposures.  Many of these agreements permit netting between derivative and non-derivative exposures and our accounting policy is to not offset fair value amounts of our derivative assets and liabilities.  For Ford Credit, this policy represents a change as of December 31, 2007 and has been applied retrospectively to the 2006 balance sheet.  Substantially all of our counterparties have long-term debt ratings of single-A or better.  The aggregate fair value of derivative instruments in asset positions on December 31, 2007, is $4.2 billion, and represents the maximum loss that would be recognized at the reporting date if all counterparties failed to perform as contracted.

Hedge Accounting Designations

We have elected to apply hedge accounting to certain derivatives.  Derivatives that receive designated hedge accounting treatment are documented and evaluated for effectiveness in accordance with our policies.  Some derivatives do not qualify for hedge accounting; for others, we elect not to apply hedge accounting treatment.  With the exception of certain electricity supply contracts, we have elected to apply the normal purchase and normal sales classification to all physical supply contracts that are entered into for the purpose of procuring commodities to be used in production within a reasonable time during the normal course of our business.  We do not apply normal purchase and normal sales to certain electricity physical supply contracts which had notional balances of $65 million and $51 million on December 31, 2007 and 2006, respectively.  We report changes in the fair value of these derivatives through Automotive cost of sales.

Automotive Sector

Cash Flow Hedges.  We use forward and option contracts to manage our exposure to foreign currency exchange and commodity price risks.  We apply the critical terms method of assessing effectiveness for derivatives designated as hedging forecasted transactions.  The effective portion of changes in the fair value of cash flow hedges is deferred in Accumulated other comprehensive income/(loss) and is recognized in Automotive cost of sales when the hedged item affects earnings. Our policy is to cease hedge accounting at the time forecasted transactions are recognized as assets or liabilities on the balance sheet and report subsequent changes in fair value through Automotive cost of sales.  An amount is also reclassified from Accumulated other comprehensive income/(loss) and recognized in earnings if it becomes probable that the original forecasted transaction will not occur. Our cash flow hedges mature within two years or less.  The exchange of cash associated with cash flow hedges which are de-designated prior to maturity is reported in Net cash (used in)/provided by investing activities in our statements of cash flows.  The exchange of cash associated with cash flow hedges which are designated through maturity is reported in Net cash flows from operating activities in our statements of cash flows.

Net Investment Hedges.  We have used foreign currency forward exchange contracts to hedge the net assets of certain foreign entities to offset the translation and economic exposures related to our investment in these entities.  We assessed effectiveness based upon a comparison of the hedge with the beginning balance of the net investment level hedged, with subsequent quarterly tests based upon changes in spot rates to determine the effective portion of the hedge.  Changes in the value of these derivative instruments, excluding the ineffective portion of the hedge, were included in Accumulated other comprehensive income/(loss) as a foreign currency translation adjustment.  The exchange of cash associated with these derivative transactions was reported in Net cash flows from operating activities in our statements of cash flows.

Derivatives not designated as hedging instruments. Some derivatives do not qualify for hedge accounting treatment or we elect not to apply hedge accounting.  We report changes in the fair value of these derivatives through Automotive cost of sales or Automotive interest income and other non-operating income/(expense), net depending on the underlying exposure.  The earnings impact primarily relates to the revaluation of certain foreign currency derivatives and changes in fair value of commodity derivatives and warrants.  The exchange of cash associated with these derivative transactions is recorded in Net cash (used in)/provided by investing activities in our statements of cash flows.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 23.  DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

Financial Services Sector

Ford Credit is exposed to interest rate changes and foreign currency exchange rate fluctuations in the normal course of business.  Interest rate and currency exposures are monitored and managed by us as an integral part of our overall risk management program, which recognizes the unpredictability of financial markets and seeks to reduce potential adverse effects on our operating results.  Risk is reduced in two ways:  (1) through the use of funding instruments that have interest and maturity profiles similar to the assets they are funding, and (2) through the use of interest rate and foreign exchange derivatives.  Interest rate swaps are used to manage the effects of interest rate fluctuations.  Foreign currency exchange agreements, including forward contracts and swaps, are used to manage foreign exchange exposure. We adhere to a risk management policy that is reviewed on a regular basis by our management.  We do not engage in any speculative activities in the derivative markets

In 2007, we did not apply designated hedge accounting to any of our derivative instruments. In prior periods presented, we elected to apply hedge accounting to certain derivatives.  Derivatives that received designated hedge accounting treatment were documented and the relationships were evaluated for effectiveness at the time they were designated as well as throughout the hedge period.

Fair Value Hedges.  Ford Credit uses certain derivatives to reduce the risk of changes in the fair value of liabilities.  We have designated receive-fixed, pay-float interest rate swaps as hedges of existing fixed-rate debt.  The risk being hedged was the risk of changes in the fair value of the hedged item attributable to changes in the benchmark interest rate.  For certain interest rate swaps we used the dollar-offset method to assess hedge effectiveness.  Hedge ineffectiveness was the difference between the change in fair value of the entire derivative instrument and the change in fair value of the hedged item attributable to changes in the benchmark interest rate.  Ineffectiveness was recorded directly in earnings.  The notional balances for these highly effective interest rate swaps were $0, $1.1 billion, and $1.8 billion at December 31, 2007, 2006, and 2005, respectively.  Other interest rate swaps met the specific criteria to assume no ineffectiveness in the hedge relationship.  These interest rate swaps had notional balances of $0, $0, and $3.8 billion at December 31, 2007, 2006, and 2005, respectively.

Cash Flow Hedges.  Ford Credit has designated receive-float, pay-fixed interest rate swaps as hedges of existing floating rate debt.  The risk being hedged was the risk of changes in the cash flows of the hedged item attributable to changes in the benchmark interest rate.  We used the change in variable cash flows method to measure hedge ineffectiveness, which was the difference between the change in the fair value of the float leg of the swap and the change in fair value of the hedged item.  Hedge ineffectiveness was recorded directly in earnings.  Ford Credit had no receive-float, pay-fixed interest rates swaps classified as cash flow hedges at December 31, 2007, 2006, and 2005.

Net Investment Hedges. Ford Credit has used foreign currency forwards and options to hedge the net assets of certain foreign entities to offset the translation and economic exposures related to its investment in these entities.  We assessed effectiveness based upon a comparison of the hedge with the beginning balance of the net investment level hedged, with subsequent quarterly tests based upon changes in spot rates to determine the effective portion of the hedge.  Ford Credit had no foreign currency forwards or options classified as net investment hedges at December 31, 2007, 2006, and 2005.

Derivatives not designated as hedging instruments. In 2007, we did not apply hedge accounting to our derivatives.  Some derivatives did not qualify for hedge accounting; for others, we elected not to apply hedge accounting. We report changes in the fair value of these derivatives through Financial Services revenues.  The earnings impact primarily relates to interest rate swaps, which are included in evaluating Ford Credit's overall risk management objective, and foreign currency derivatives, which are offset by the revaluation of foreign denominated debt.  The notional amount of derivatives not designated for hedge accounting was $181.8 billion, $158.7 billion, and $143.7 billion at December 31, 2007, 2006, and 2005, respectively.

We report the exchange of cash related to all of Ford Credit's derivative transactions, regardless of designation, in Net cash (used in)/provided by investing activities in our statements of cash flows.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 23.  DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

Income Statement Effect of Derivative Instruments

The following table summarizes the estimated pre-tax gains/(losses) for each type of hedge designation described above for the Automotive and Financial Services sectors, for the years ended December 31 (in millions):

	2007	2006	2005	Income Statement Classification
Automotive Sector
Cash flow hedges:
Impact of discontinued hedges (a)	$190	$(8)	$(1)	Automotive cost of sales
Net investment hedges:
Ineffectiveness	(1)	40	20	Automotive cost of sales
Derivatives not designated as hedging instruments:
Commodities	33	333	254	Automotive cost of sales
Foreign currency forward contracts (b)	420	71	(383)	Automotive cost of sales

Other	(53)	88	7	Automotive cost of sales/Automotive interest income and other non-operating income/(expense), net

Financial Services Sector
Fair value hedges:
Ineffectiveness	$—	$11	$(1)	Financial Services revenues
Net interest settlements and accruals excluded from the assessment of hedge effectiveness	—	19	257	Interest expense
Foreign exchange revaluation adjustments excluded from the assessment of hedge effectiveness (b) (c)	—	160	(350)	Financial Services revenues
Cash flow hedges:
Ineffectiveness	—	—	(8)	Financial Services revenues
Net interest settlements and accruals excluded from the assessment of hedge effectiveness	—	—	(45)	Interest expense
Net investment hedges:
Ineffectiveness	—	—	(13)	Financial Services revenues
Derivatives not designated as hedging instruments:
Interest rate swaps	139	(181)	(231)	Financial Services revenues
Foreign currency swaps and forward contracts (b)	(338)	(149)	(1,308)	Financial Services revenues
Other	1	1	—	Financial Services revenues
__________
(a)
Includes reclassifications in the second quarter of 2007 from Accumulated other comprehensive income/(loss) in the amount of $182 million attributable to Jaguar and Land Rover forecasted transactions probable to not occur.

(b)
These gains/(losses) were related to foreign currency derivatives and were substantially offset by net revaluation impacts on foreign denominated debt, which were recorded to the same income statement line item as the hedge gains/(losses).

(c)	Amount represents the portion of the derivative's fair value attributable to the change in foreign currency exchange rates.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 23.  DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

Balance Sheet Effect of Derivative Instruments

The fair value of derivatives reflects the price that a third party would be willing to pay or receive in arm's length transactions and includes mark-to-market adjustments to reflect the effects of changes in the related index.  The following tables summarize the estimated fair value of our derivative financial instruments at December 31 (in millions):

	2007		2006
	Fair Value Assets	Fair Value Liabilities	Fair Value Assets	Fair Value Liabilities
Automotive Sector
Cash flow hedges	$617	$195	$1,736	$860
Net investment hedges	—	—	6	—
Derivatives not designated as hedging instruments	757	188	977	256
Total derivative financial instruments	$1,374	$383	$2,719	$1,116
Financial Services Sector
Fair value hedges	$—	$—	$111	$1
Derivatives not designated as hedging instruments	2,811	1,349	2,334	891
Total derivative financial instruments	$2,811	$1,349	$2,445	$892

Accumulated Other Comprehensive Income/(Loss) Activity

The following table summarizes activity in Accumulated other comprehensive income/(loss) excluding foreign currency translation adjustments on net investment hedges for both the Automotive and Financial Services sectors during the years ended December 31 (in millions):

	2007	2006	2005
Beginning of year: net unrealized gain/(loss) on derivative financial instruments	$434	$(43)	$1,221
Increase/(Decrease) in fair value of derivatives	178	742	(664)
Gains reclassified from Accumulated other comprehensive income/(loss)	(244)	(265)	(600)
End of year: net unrealized gain/(loss) on derivative financial instruments	$368	$434	$(43)

We expect to reclassify existing net gains of $352 million from Accumulated other comprehensive income/(loss) to Net income/(loss) during the next twelve months as the underlying exposures are realized.

NOTE 24.  RETIREMENT BENEFITS

Employee Retirement and Savings Plans

We have two principal qualified defined benefit retirement plans in the United States.  The Ford-UAW Retirement Plan covers hourly employees represented by the UAW, and the General Retirement Plan covers substantially all other Ford employees in the United States hired on or before December 31, 2003.  The hourly plan provides noncontributory benefits related to employee service.  The salaried plan provides similar noncontributory benefits and contributory benefits related to pay and service.  Other U.S. and non-U.S. subsidiaries have separate plans that generally provide similar types of benefits for their employees.  We established, effective January 1, 2004, a defined contribution plan generally covering new salaried U.S. employees hired on or after that date.  Ford-UAW Retirement Plan expense accruals for UAW-represented Ford employees previously assigned to Visteon ("Visteon Hourly Employees") were charged to Visteon.  Pursuant to definitive agreements with Visteon signed on September 12, 2005, these charges were discontinued effective October 1, 2005.

For our plans that provide benefits based on salary, we project employee future salary growth for such salary-related benefits.  Certain of our defined benefit pension plans provide benefits that are not based on salary (e.g., U.S. Ford-UAW Retirement Plan, noncontributory portion of the U.S. General Retirement Plan, and Canada Ford-UAW Retirement Plan).  The salary growth assumption is not applicable to these benefits.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 24.  RETIREMENT BENEFITS (Continued)

Plan obligations and costs are based on existing retirement plan provisions.  No assumption is made regarding any potential future changes to benefit provisions beyond those to which we are presently committed (e.g., in existing labor contracts).

In general, our plans are funded, with the main exceptions being certain plans in Germany and U.S. defined benefit plans for senior management.  In such cases, an unfunded liability is recorded.

The expense for our worldwide defined contribution plans was $130 million in 2007, $80 million in 2006 and $134 million in 2005.  This includes the expense for company matching contributions to our primary employee savings plans (United States and Canada) of $34 million in 2007, $0 in 2006 and $44 million in 2005.  Company matching contributions were reinstated in June 2007.

Other Postretirement Employee Benefits

We, and certain of our subsidiaries, sponsor plans to provide other postretirement benefits for retired employees, primarily certain health care and life insurance benefits.  The Ford UAW Hospital-Surgical-Medical-Drug-Dental-Vision Program ("H-S-M-D-D-V Program") covers hourly employees represented by the UAW, and the Ford Salaried Health Care Plan covers substantially all other Ford employees in the United States hired before June 1, 2001.  U.S. salaried employees hired on or after June 1, 2001 are covered by a separate plan that provides for annual company allocations to employee-specific notional accounts to be used to fund postretirement health care benefits.  We also provide company-paid postretirement life insurance benefits to U.S. salaried employees hired before January 1, 2004 and all U.S. hourly employees.  Our employees generally may become eligible for benefits when they retire; however, benefits and eligibility rules may be modified from time to time.
Effective January 1, 2007 for U.S. salaried employees hired before June 1, 2001, we established a company contribution limit set at 2006 levels for retiree health care benefits.  U.S. salaried employees hired on or after June 1, 2001 participate in a defined contribution retiree health care plan.  In addition, for U.S. salaried employees hired before January 1, 2004 who are retirement eligible after June 1, 2006, company-paid retiree life insurance benefits are limited to $50,000 (employees hired on or after January 1, 2004 do not receive company-paid life insurance benefits).  These benefit changes resulted in a reduction in 2006 and ongoing expense of about $400 million annually as well as a decrease in the year-end 2005 OPEB obligation of about $3 billion.

Effective January 1, 2008 for U.S. salaried employees hired before June 1, 2001, we replaced health care coverage (including prescription drugs and dental) for retirees and surviving spouses who are age 65 and older or Medicare eligible with a new Health Reimbursement Arrangement ("HRA").  Each such surviving spouse, retiree and his or her eligible spouse are provided an annual amount of up to $1,800 in an HRA account.  The HRA may be used to help offset health care, dental, vision and hearing costs.  This benefit change resulted in a decrease in the year-end 2006 OPEB obligation of about $500 million and a reduction in 2006 and ongoing expense of about $80 million annually.

On November 3, 2007, we agreed in principle with the UAW on a Memorandum of Understanding that permanently shifts responsibility for providing retiree health care benefits to current and former UAW-represented employees from the Company to a New Retiree Plan ("New Plan") funded by a new independent Voluntary Employee Benefit Association Trust ("New VEBA", and together with the New Plan, "MOU").  The effective date of the MOU is anticipated to occur in the third quarter of 2008.  This date is subject to, among other conditions, federal district court approval of the final settlement agreement relating to the MOU and SEC pre-clearance of the accounting treatment of the New VEBA and our retiree health care obligation.

In 2005, we entered into an agreement with the UAW ("Agreement") to increase retiree health care cost sharing as part of our overall cost reduction efforts.  On July 13, 2006 we received the necessary court approval of a settlement of a lawsuit challenging proposed modifications to the H-S-M-D-D-V Program and cost savings began to accrue as of that date.  The Agreement provides for increased cost sharing of health care expenses by retirees presently covered under the H-S-M-D-D-V Program ("Plan Amendment") and established an independent Defined Contribution Retiree Health Benefit Trust ("UAW Benefit Trust") which serves as a non-Ford sponsored Voluntary Employee Benefits Association.  The UAW Benefit Trust is used to mitigate the reduction in health plan benefits for certain eligible present and future retirees, surviving spouses and other dependents.  This settlement agreement will remain in effect until September 14, 2011, at which point either Ford or the UAW may provide notice of a desire to terminate the Agreement.  If and when the MOU is implemented, which is the later of January 1, 2010 or the date on which any appeals or challenges to court approval are exhausted, the Agreement will be superseded by the MOU.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 24.  RETIREMENT BENEFITS (Continued)

The Agreement was accounted for as a negative amendment to the H-S-M-D-D-V Program in the amount of $4 billion, net of $90 million representing the present value of our commitment to fund the UAW Benefit Trust (discussed below) discounted at 6.5%.  We are amortizing the negative plan amendment on a straight-line basis over 12 years (which represented the average remaining service period of our active workforce at the effective date of the plan amendment).  In addition we are accreting interest expense on the discounted value of the funding commitment noted above.  The interest expense recorded was $4 million and $2 million for 2007 and 2006, respectively.

Our commitment to fund the UAW Benefit Trust consists of three non-contingent cash payments ("buy-down") totaling $108 million.  We paid the first installment of $30 million in cash on August 10, 2006.  As allowed by the Agreement, the second installment of $35 million was paid in cash on January 2, 2008.  We are committed to make a third contribution of $43 million in 2009.

The UAW Benefit Trust is controlled by the UAW Benefit Association Plan Committee ("Committee") which is appointed by the UAW.  The Committee does not and will not include any representatives of the Company.  The Committee has the right to appoint an independent trustee ("Trustee") for purposes of managing the assets.  The assets of the UAW Benefit Trust are the responsibility of the Committee, which has full fiduciary responsibility for the investment strategy, safeguarding of assets, and execution of the benefit plan as designed.  Benefit payments to eligible participants in the UAW Benefit Trust are limited in amount to the assets held by the UAW Benefit Trust.  Each year, the Committee will determine the level of benefits to be paid to eligible participants.  If the value of the assets in the UAW Benefit Trust is deemed insufficient by the Trustee, the Trustee may accelerate our obligation for the third contribution to the extent necessary to enable the UAW Benefit Trust to continue paying benefits.

As part of the Agreement, we also agreed to transfer to the UAW Benefit Trust the right to an amount of cash determined by the appreciation of 8.75 million shares of Ford Common Stock above $8.145 per share.  These stock appreciation rights were exercisable for three years from the effective date of the Plan Amendment.  One third of the 8.75 million stock appreciation rights were available on July 13, 2006.  On the first anniversary of the effective date of the Agreement, another third of the 8.75 stock appreciation rights were available.  As of November 3, 2007, these stock appreciation rights had not been exercised.  As allowed by the Agreement, we agreed with the UAW to satisfy this obligation by making an aggregate cash contribution of $33 million to the UAW Benefit Trust on the effective date of the MOU.  Using the Black-Scholes model to measure the fair value of stock appreciation rights on a graded vesting schedule, we expensed $8 million related to stock appreciation rights in 2006.  An additional $25 million was expensed in 2007, recorded in Automotive cost of sales.

As part of the Agreement, UAW members also agreed to divert to the UAW Benefit Trust payments of a previously-negotiated 2006 wage increase and a portion of negotiated cost-of-living increases through 2011 as they are earned.  This is subject to change based on court approval of the final settlement agreement of the MOU.  In 2007 and 2006, respectively, we expensed $152 million and $44 million of diverted wage increases.

The average annual cost savings to Ford from the Plan Amendment is about $650 million, with annual cash savings of about $200 million.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 24.  RETIREMENT BENEFITS (Continued)

The following table summarizes the assets held by the UAW Benefit Trust and the related obligation (in millions).  These amounts are excluded from our worldwide OPEB benefit obligation and plan asset values shown on the following page.

	UAW Benefit Trust
	2007	2006
Change in Benefit Obligation
Benefit obligation at January 1	$12	$—
Benefits paid	(152)	(48)
Contributions	154	60
Actual return on trust assets	1	—
Benefit obligation at December 31	$15	$12

Change in Plan Assets
Fair value of plan assets at January 1	$12	$—
Benefits paid	(152)	(48)
Contributions	154	60
Actual return on trust assets	1	—
Fair value of plan assets at December 31	$15	$12

Net Liability Recognized	$—	$—

In 2005, an agreement was reached with Visteon which included forgiving a receivable related to Visteon's remaining UAW OPEB obligation and a portion of Visteon's salary obligation for former Ford employees and retirees.  The total receivable forgiven was about $800 million, of which $600 million was recorded in 2004 as an allowance for doubtful receivables.  At December 31, 2007 and 2006, we had a long-term receivable of $121 million and $127 million, respectively, representing Visteon's remaining responsibility for the benefits of the Visteon salaried employees.

The measurement date for substantially all of our worldwide postretirement benefit plans is December 31.  Our expense for defined benefit pension and OPEB was as follows (in millions):

	Pension Benefits*
	U.S. Plans			Non-U.S. Plans			Worldwide OPEB
	2007	2006	2005	2007	2006	2005	2007	2006	2005

Service cost	$464	$680	$734	$632	$704	$630	$369	$617	$710
Interest cost	2,621	2,431	2,398	1,650	1,396	1,408	1,805	2,004	2,188
Expected return on assets	(3,479)	(3,379)	(3,363)	(1,905)	(1,643)	(1,633)	(256)	(479)	(500)
Amortization of:
Prior service cost/(credit)	265	444	500	109	120	126	(996)	(815)	(245)
(Gains)/Losses and other	24	99	102	460	568	352	812	763	893
Separation programs	814	440	97	190	263	422	7	84	1
(Gain)/Loss from curtailment	176	2,535	—	(8)	206	—	(1,332)	3	—
Allocated costs to Visteon	—	—	(84)	—	—	—	5	6	(246)
Net expense	$885	$3,250	$384	$1,128	$1,614	$1,305	$414	$2,183	$2,801
_______
*   Includes Jaguar and Land Rover.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 24.  RETIREMENT BENEFITS (Continued)

The year-end status of these plans was as follows (dollar amounts in millions):

	Pension Benefits
	U.S. Plans		Non-U.S. Plans		Worldwide OPEB
	2007	2006	2007	2006	2007	2006
Change in Benefit Obligation (a)
Benefit obligation at January 1	$45,252	$43,561	$27,371	$25,113	$30,863	$39,274
Service cost	464	680	452	513	369	617
Interest cost	2,619	2,429	1,324	1,124	1,805	2,004
Amendments	1,623	(19)	12	38	(20)	(5,268)
Separation programs	813	441	169	189	7	84
Curtailments	118	1,696	10	81	6	(47)
Settlements	(3)	—	(146)	(98)	—	—
Plan participant contributions	34	39	99	88	64	44
Benefits paid	(3,937)	(3,003)	(1,660)	(1,362)	(1,699)	(1,623)
Medicare D subsidy	—	—	—	—	85	76
Foreign exchange translation	—	—	2,297	2,627	398	2
Divestiture	—	—	(75)	—	—	—
Actuarial (gain)/loss and other	(2,490)	(572)	(2,895)	(942)	(3,782)	(4,300)
Benefit obligation at December 31	$44,493	$45,252	$26,958	$27,371	$28,096	$30,863
Change in Plan Assets (a)
Fair value of plan assets at January 1	$44,696	$41,827	$20,183	$17,138	$4,921	$6,497
Actual return on plan assets	4,860	5,684	900	1,817	79	510
Company contributions	148	149	1,515	890	—	—
Plan participant contributions	34	39	99	88	—	—
Benefits paid	(3,937)	(3,003)	(1,660)	(1,362)	(1,125)	(2,086)
Settlements	(3)	—	(146)	(109)	—	—
Foreign exchange translation	—	—	1,623	1,725	—	—
Divestiture	—	—	(75)	—	—	—
Other	(39)	—	(10)	(4)	—	—
Fair value of plan assets at December 31	$45,759	$44,696	$22,429	$20,183	$3,875	$4,921

Funded status at December 31	$1,266	$(556)	$(4,529)	$(7,188)	$(24,221)	$(25,942)

Amounts Recognized on the Balance Sheet (a)
Prepaid assets	$2,984	$1,423	$894	$143	$—	$—
Accrued liabilities	(1,718)	(1,979)	(5,423)	(7,331)	(24,221)	(25,942)
Total	$1,266	$(556)	$(4,529)	$(7,188)	$(24,221)	$(25,942)
Amounts Recognized in Accumulated Other Comprehensive Loss (b)
Unamortized prior service costs/(credits)	$2,639	$1,338	$645	$701	$(6,242)	$(8,514)
Unamortized net (gains)/losses and other	(2,288)	1,581	3,973	6,924	7,674	11,867
Total	$351	$2,919	$4,618	$7,625	$1,432	$3,353
Pension Plans in Which Accumulated Benefit Obligation Exceeds Plan Assets at December 31 (a)
Accumulated benefit obligation	$1,702	$26,124	$13,579	$18,783
Fair value of plan assets	64	24,241	9,244	13,327

Accumulated Benefit Obligation at December 31 (a)	$43,497	$43,925	$25,227	$24,325
_______
(a)	Excludes Jaguar and Land Rover.
(b)	Includes Jaguar and Land Rover.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 24.  RETIREMENT BENEFITS (Continued)

	Pension Benefits
	U.S. Plans		Non-U.S. Plans		U.S. OPEB
	2007	2006	2007	2006	2007	2006
Weighted Average Assumptions at December 31 (a)
Discount rate	6.25%	5.86%	5.58%	4.89%	6.45%	5.98%
Expected return on assets	8.25%	8.50%	7.26%	7.53%	8.40%	5.50%
Average rate of increase in compensation	3.80%	3.80%	3.21%	3.61%	3.80%	3.80%
Initial health care cost trend rate	—	—	—	—	3%	6%
Ultimate health care cost trend rate	—	—	—	—	5%	5%
Year ultimate trend rate is reached	—	—	—	—	2011	2011
Assumptions Used to Determine Net Benefit Cost for the Year
Discount rate	5.86%	5.61%	4.91%	4.58%	5.98%	5.73%
Expected return on assets	8.50%	8.50%	7.64%	7.78%	5.50%	8.28%
Average rate of increase in compensation	3.80%	4.00%	3.30%	3.44%	3.80%	4.00%
Weighted Average Asset Allocation at December 31 (b)
Equity securities	51.3%	72.1%	55.2%	63.7%	—	—
Debt securities	46.2%	26.6%	43.6%	35.0%	100.0%	100.0%
Real estate	—	—	0.7%	0.8%	—	—
Other assets	2.5%	1.3%	0.5%	0.5%	—	—
_______
(a)	Excludes Jaguar and Land Rover.
(b)	Weighted average asset allocation based on major non-U.S. plans including U.K., Canada, Germany, Sweden, Netherlands, Belgium and Australia. Excludes Jaguar and Land Rover plans.

A one percentage point increase/(decrease) in the assumed health care cost trend rates would increase/(decrease) the postretirement health care benefit obligation for year-end 2007 by approximately $3.5 billion/$(2.8) billion and the service and interest component of health care expense for 2007 by $340 million/$(270) million.

As a result of plans to close North American manufacturing facilities and providing various separation programs (both discussed in Note 18), we have recognized curtailments due to the significant reduction in the expected aggregate years of future service of the employees in the U.S. and Canadian pension and OPEB plans.  The financial impact of the curtailments is reflected in the tables above and are recorded in Automotive cost of sales and Selling, administrative and other expenses.

        On December 31, 2006, we adopted certain recognition and disclosure provisions of SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132R ("SFAS No. 158").  This standard requires employers that sponsor defined benefit plans to recognize the over-funded or under-funded status of a defined benefit postretirement plan as an asset or liability on its balance sheet, and to recognize changes in that funded status in the year in which the changes occur.  Unrecognized prior service credits/costs and net actuarial gains/losses are recognized as a component of Accumulated other comprehensive income/(loss).

The amounts in Accumulated other comprehensive income/(loss) that are expected to be recognized as components of net expense/(income) during the next year are as follows (in millions):

	Pension Benefits

	U.S. Plans	Non-U.S. Plans	Worldwide OPEB	Total
Prior service cost/(credit)*	$370	$100	$(860)	$(390)
(Gains)/Losses and other*	20	170	350	540
_______
*  Excludes Jaguar and Land Rover.

Plan Contributions and Drawdowns

Pension.  Our policy for funded pension plans is to contribute annually, at a minimum, amounts required by applicable laws, regulations, and union agreements.  We do from time to time make contributions beyond those legally required.  In 2007, we made $1.6 billion of cash contributions to our funded pension plans.  During 2008, we expect to contribute to our worldwide pension plans (including Jaguar and Land Rover plans) $2.3 billion from available Automotive cash and cash equivalents.  This amount includes about $400 million of benefit payments paid directly by us for unfunded plans.  Based on current assumptions and regulations, we do not expect to have a legal requirement to fund our major U.S. pension plans in 2008.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 24.  RETIREMENT BENEFITS (Continued)

Health Care and Life Insurance.  In 2007, we withdrew $1.1 billion from the VEBA as reimbursement for U.S. hourly retiree health care and life insurance benefit payments.  During 2008 we expect to withdraw about $90 million from the VEBA as reimbursement for U.S. hourly retiree life insurance benefit payments.  As part of the MOU, we agreed with the UAW to not make any further withdrawals from the VEBA for health care benefits after December 31, 2007.

Estimated Future Benefit Payments

The following table presents estimated future gross benefit payments and subsidy receipts related to the Medicare Prescription Drug Improvement and Modernization Act of 2003 (in millions):

	Pension Benefits*
	U.S. Plans	Non-U.S. Plans	Worldwide OPEB
	Gross Benefit Payments	Gross Benefit Payments	Gross Benefit Payments	Subsidy Receipts
2008	$3,910	$1,510	$1,820	$(70)
2009	3,850	1,480	1,900	(70)
2010	3,770	1,500	1,910	(80)
2011	3,620	1,520	1,950	(80)
2012	3,530	1,550	1,980	(90)
2013 - 2017	16,390	8,130	10,400	(560)
_______
*   Excludes Jaguar and Land Rover.

Plan Asset Information

Pension.  Our investment strategy for pension assets has a long-term horizon, in keeping with the long-term nature of the liabilities.  Our prior target pension asset allocations disclosed in our 2006 Form 10-K Report were about 70% equity investments and 30% fixed income investments, with less than one percent in alternative investments (such as private equity).  In July 2007, to reduce the volatility of the value of our U.S. pension assets relative to U.S. pension liabilities, we revised our investment strategy to reduce the proportion of equity investments and increase the proportion of assets in fixed income and alternative investments.  Specifically, we disclosed a revised target asset allocation for year-end 2007 of about 50% public equity investments, 45% fixed income investments, and up to 5% alternative investments.  The target asset allocation for Ford U.K. plans is about 65% public equity investments and 35% fixed income investments.

In order to reduce the volatility of the value of our U.S. pension assets relative to U.S. pension liabilities, we have made further changes to our investment strategy to reduce the proportion of public equity investments and increase the proportion of assets in alternative investments.  Our new target asset allocation, which we expect to reach within the next five years, is about 30% public equity investments, 45% fixed income investments, and up to 25% alternative investments (e.g., private equity, real estate, and hedge funds).

All assets are externally managed and most assets are actively managed.  Ford securities comprised less than five percent of the total market value of our assets in major worldwide plans (including U.S., U.K., Canada, Germany, Sweden, Netherlands, Belgium, and Australia) during 2007 and 2006.

Public equity and fixed income investment managers are permitted to use derivatives as efficient substitutes for traditional securities and to manage exposure to foreign exchange and interest rate risks.  Interest rate and foreign currency derivative instruments are used for the purpose of hedging changes in the fair value of assets that result from interest rate changes and currency fluctuations.  Interest rate derivatives are also used to adjust portfolio duration.  Derivatives may not be used to leverage or to alter the economic exposure to an asset class outside the scope of the mandate to which an investment manager has been appointed.

Alternative investment managers are permitted to employ leverage (including through the use of derivatives or other tools) that may alter economic exposure.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 24.  RETIREMENT BENEFITS (Continued)

The equity allocation shown at year-end 2007 and 2006 includes public equity securities.  Other assets include private equity investments, hedge funds, and cash held for near-term benefit funding; cash held by investment managers for liquidity purposes is included in the appropriate asset class balance.

The long-term return assumption at year-end 2007 is 8.25% for U.S. plans, 7.75% for U.K. plans and averages 7.26% for non-U.S. plans.  A generally consistent approach is used worldwide to develop this assumption.  This approach considers various sources, primarily inputs from a range of advisors for long-term capital market returns, inflation, bond yields and other variables, adjusted for specific aspects of our investment strategy by plan.  Historical returns are also considered where appropriate.

At December 31, 2007, our actual 10-year annual rate of return on pension plan assets was 8.84% and 6.45% for U.S. and the U.K. plans, respectively.  At December 31, 2006, our actual 10-year annual rate of return on pension plan assets was 9.71% and 7.91% for U.S. and the U.K. plans, respectively.

Health Care and Life Insurance.  At December 31, 2007, we had $3.9 billion of VEBA assets all of which were invested in shorter-duration fixed income investments.  All of the assets are managed externally.  Ford securities comprised less than five percent of the market value of the total assets during 2007 and 2006.

As part of the MOU, we agreed with the UAW to not make further withdrawals from the VEBA for health care benefits after December 31, 2007.  The target asset allocation will change from shorter-duration fixed income to about 70% public equity investments and 30% longer –duration fixed income investments in 2008 for the retiree health care VEBA.

Investment managers are permitted to use derivatives as efficient substitutes for traditional securities and to manage exposure to foreign exchange and interest rate risks.  Interest rate and foreign currency derivative instruments are used for the purpose of hedging changes in the fair value of assets that result from interest rate changes and currency fluctuations.  Derivatives may not be used to leverage or to alter the economic exposure to an asset class outside the scope of the mandate to which an investment manager has been appointed.  Cash held by investment managers for liquidity purposes is included in the appropriate asset class balance.

The expected return assumption applicable to the retiree health care VEBA is 8.50%, which reflects historical returns and long-run inputs from a range of advisors for capital market returns, inflation, bond yields, and other variables, adjusted for specific aspects of our investment strategy.

The expected return assumption applicable to the retiree life insurance VEBA is 5.50%.  This assumption reflects the external investment managers' expectations of likely returns on short-duration VEBA assets over the next several years.

NOTE 25.  SEGMENT INFORMATION

Our operating activity consists of two operating sectors, Automotive and Financial Services.  Segment selection is based on the organizational structure we use to evaluate performance and make decisions on resource allocation, as well as availability and materiality of separate financial results consistent with that structure.

Automotive Sector

Our Automotive sector has the following seven segments:  1) Ford North America, 2) Ford South America, 3) Ford Europe, 4) Volvo, 5) Ford Asia Pacific Africa, 6) Mazda and Associated Operations, and 7) Jaguar Land Rover and Aston Martin.  Included in each segment described below are the associated costs to design, develop, manufacture, and service vehicles and parts.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 25.  SEGMENT INFORMATION (Continued)

Ford North America segment includes primarily the sale of Ford, Lincoln and Mercury brand vehicles, related service parts in North America (the United States, Canada and Mexico), and the sale of Mazda6 vehicles by our consolidated subsidiary, AutoAlliance International, Inc. ("AAI").

Ford South America segment includes primarily the sale of Ford-brand vehicles and related service parts in South America.

Ford Europe segment includes primarily the sale of Ford-brand vehicles and related service parts in Europe (including all parts of Turkey and Russia).

The Volvo segment includes primarily the sale of Volvo-brand vehicles and related service parts throughout the world (including in North America, South America, Europe, Asia Pacific, and Africa).

Ford Asia Pacific Africa segment includes primarily the sale of Ford-brand vehicles and related service parts in the Asia Pacific region and Africa.

The Mazda and Associated Operations segment includes our share of the results of Mazda, of which we owned 33.4% at December 31, 2007, as well as certain of our Mazda-related investments.

The Jaguar Land Rover and Aston Martin segment includes primarily the sale of Jaguar Land Rover brand vehicles and related service parts throughout the world (including in North America, South America, Europe, Asia Pacific, and Africa).  In May 2007, we completed the sale of our 100% interest in Aston Martin and, therefore, the sale of Aston Martin-brand vehicles and related service parts throughout the world are included within this segment up until the date of sale.

The Other Automotive component of the Automotive sector consists primarily of centrally-managed net interest expense and related fair market value adjustments.

Transactions among Automotive segments generally are presented on a "where-sold," absolute-cost basis, which reflects the profit/(loss) on the sale within the segment making the ultimate sale to an external entity.  This presentation generally eliminates the effect of legal entity transfer prices within the Automotive sector for vehicles, components, and product engineering.  Beginning with the first quarter of 2008, income/(loss) before income taxes on vehicle component sales by Volvo or Jaguar Land Rover to each other or to any other segment and by the Ford-brand segments to either Volvo or Jaguar Land Rover will be reflected in the results for the segment making the vehicle component sale.

Financial Services Sector

The Financial Services sector includes the following segments: 1) Ford Credit and 2) Other Financial Services.  Ford Credit provides vehicle-related financing, leasing, and insurance.  Other Financial Services includes a variety of business including holding companies, real-estate, and the financing and leasing of Volvo vehicles.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 25.  SEGMENT INFORMATION (Continued)

(In millions)	Automotive Sector
	Ford North America	Ford South America	Ford Europe	Volvo	Ford Asia Pacific Africa	Mazda and Associated Operations	Jaguar Land Rover and Aston Martin	Other	Total
2007
Sales/Revenues
External customer	$70,366	$7,585	$36,330	$17,772	$7,031	$—	$15,295	$—	$154,379
Intersegment	523	—	712	118	—	—	153	—	1,506
Income
Income/(Loss) before income taxes	(4,139)	1,172	744	(2,718)	2	182	846	(1,059)	(4,970)
Other disclosures:
Depreciation and special tools amortization	3,809	117	1,423	770	261	—	383	—	6,763
Amortization of intangibles	17	69	7	7	1	—	5	—	106
Interest expense	—	—	—	—	—	—	—	2,252	2,252
Automotive interest income	87	—	—	—	—	—	—	1,626	1,713
Cash outflow for capital expenditures	2,895	183	1,366	752	258	—	517	—	5,971
Unconsolidated affiliates
Equity in net income/(loss)	66	—	4	—	130	189	—	—	389
Total assets at year-end									118,489

2006
Sales/Revenues
External customer	$70,591	$5,697	$30,394	$16,105	$6,539	$—	$13,923	$—	$143,249
Intersegment	393	—	878	94	4	—	139	—	1,508
Income
Income/(Loss) before income taxes	(16,006)	661	371	(256)	(250)	259	(2,066)	247	(17,040)
Other disclosures:
Depreciation and special tools amortization	6,830	77	1,289	636	246	—	2,080	—	11,158
Amortization of intangibles	7	1	6	6	1	—	45	—	66
Interest expense	—	—	—	—	—	—	—	995	995
Automotive interest income	75	—	—	—	—	—	—	1,334	1,409
Cash outflow for capital expenditures	3,641	122	1,404	777	267	—	598	—	6,809
Unconsolidated affiliates
Equity in net income/(loss)	87	—	1	—	77	256	—	—	421
Total assets at year-end									122,634

2005
Sales/Revenues
External customer	$81,162	$4,366	$29,918	$17,109	$7,684	$—	$13,174	$—	$153,413
Intersegment	3,398	—	1,613	268	131	—	273	—	5,683
Income
Income/(Loss) before income taxes	(2,461)	399	(437)	267	42	247	(1,901)	(55)	(3,899)
Other disclosures:
Depreciation and special tools amortization	3,796	68	1,285	637	243	—	2,127	—	8,156
Amortization of intangibles	28	1	7	7	1	—	5	—	49
Interest expense	—	—	—	—	—	—	—	1,220	1,220
Automotive interest income	46	—	—	—	—	—	—	1,139	1,185
Cash outflow for capital expenditures	3,899	84	1,232	749	234	—	924	—	7,122
Unconsolidated affiliates
Equity in net income/(loss)	85	—	—	—	52	148	—	—	285
Total assets at year-end									113,825

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 25.  SEGMENT INFORMATION (Continued)

(In millions)
	Financial Services Sector (a)					Total Company
			Other
	Ford		Financial
	Credit	Hertz	Services	Elims	Total	Elims (b)	Total
2007
Sales/Revenues
External customer	$17,772	$—	$304	$—	$18,076	$—	$172,455
Intersegment	866	—	29	(7)	888	(2,394)	—
Income
Income/(Loss) before income taxes	1,215	—	9	—	1,224	—	(3,746)
Other disclosures:
Depreciation and special tools amortization	6,257	—	32	—	6,289	—	13,052
Amortization of intangibles	—	—	—	—	—	—	106
Interest expense	8,630	—	45	—	8,675	—	10,927
Automotive interest income	—	—	—	—	—	—	1,713
Cash outflow for capital expenditures	2	—	49	—	51	—	6,022
Unconsolidated affiliates
Equity in net income/(loss)	14	—	—	—	14	—	403
Total assets at year-end	169,023	—	10,520	(10,282)	169,261	(2,023)	285,727

2006
Sales/Revenues
External customer	$16,553	$—	$263	$—	$16,816	$—	$160,065
Intersegment	694	—	31	(7)	718	(2,226)	—
Income
Income/(Loss) before income taxes	1,953	—	13	—	1,966	—	(15,074)
Other disclosures:
Depreciation and special tools amortization	5,262	—	33	—	5,295	—	16,453
Amortization of intangibles	—	—	—	—	—	—	66
Interest expense	7,818	—	(30)	—	7,788	—	8,783
Automotive interest income	—	—	—	—	—	—	1,409
Cash outflow for capital expenditures	25	—	14	—	39	—	6,848
Unconsolidated affiliates
Equity in net income/(loss)	7	—	—	—	7	—	428
Total assets at year-end	167,973	—	10,554	(8,836)	169,691	(1,467)	290,858

2005
Sales/Revenues
External customer	$15,883	$7,403	$136	$—	$23,422	$—	$176,835
Intersegment	597	20	55	(47)	625	(6,308)	—
Income
Income/(Loss) before income taxes	2,923	1,980	50	—	4,953	—	1,054
Other disclosures:
Depreciation and special tools amortization	4,507	1,310	37	—	5,854	—	14,010
Amortization of intangibles	—	6	—	—	6	—	55
Interest expense	6,616	511	70	—	7,197	—	8,417
Automotive interest income	—	—	—	—	—	—	1,185
Cash outflow for capital expenditures	48	335	11	—	394	—	7,516
Unconsolidated affiliates
Equity in net income/(loss)	11	—	—	—	11	—	296
Total assets at year-end	162,262	—	10,328	(10,396)	162,194	(83)	275,936
__________
(a)	Financial Services sector's interest income is recorded as Financial Services revenues.
(b)	Includes intersector transactions occurring in the ordinary course of business.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 26.  GEOGRAPHIC INFORMATION (in millions)

	2007		2006		2005
	Net Sales and Revenues	Long-Lived Assets	Net Sales and Revenues	Long-Lived Assets	Net Sales and Revenues	Long-Lived Assets
North America
United States	$80,874	$37,355	$81,096	$36,094	$96,643	$37,671
Canada	9,363	10,311	8,075	9,279	7,939	8,061
Mexico	2,826	1,052	3,461	992	3,374	1,057
Total North America	93,063	48,718	92,632	46,365	107,956	46,789

Europe
United Kingdom	17,277	3,559	15,850	3,544	15,264	3,132
Germany	8,381	5,484	7,006	4,974	7,642	4,518
Sweden	5,240	4,413	4,290	4,241	4,412	3,399
Other	29,146	3,409	22,934	3,349	23,201	3,136
Total Europe	60,044	16,865	50,080	16,108	50,519	14,185

All Other	19,348	3,911	17,353	3,369	18,360	3,148
Total	$172,455	$69,494	$160,065	$65,842	$176,835	$64,122

NOTE 27.  SUMMARY QUARTERLY FINANCIAL DATA (unaudited)

	2007				2006
(In millions, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Automotive Sector
Sales	$38,630	$40,106	$36,270	$39,373	$36,961	$37,811	$32,541	$35,936
Operating income/(loss)	(159)	700	16	(4,825)	(2,670)	(1,262)	(7,802)	(6,210)
Income/(Loss) before income taxes	(338)	821	(712)	(4,741)	(2,723)	(1,093)	(7,114)	(6,110)
Financial Services Sector
Revenues	4,389	4,136	4,808	4,743	3,828	4,067	4,554	4,367
Income/(Loss) before income taxes	294	105	556	269	375	425	750	416
Total Company
Income/(Loss) before income taxes	(44)	926	(156)	(4,472)	(2,348)	(668)	(6,364)	(5,694)
Income/(Loss) before cumulative effects of changes in accounting principles	(282)	750	(380)	(2,811)	(1,423)	(317)	(5,248)	(5,625)
Net income/(loss)	(282)	750	(380)	(2,811)	(1,423)	(317)	(5,248)	(5,625)
Common and Class B per share from income/(loss) before cumulative effects of changes in accounting principles
Basic	$(0.15)	$0.40	$(0.19)	$(1.33)	$(0.76)	$(0.17)	$(2.79)	$(2.98)
Diluted	(0.15)	0.31	(0.19)	(1.33)	(0.76)	(0.17)	(2.79)	(2.98)

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 28.  COMMITMENTS AND CONTINGENCIES

Lease Commitments

We lease land, buildings and equipment under agreements that expire in various years.  Minimum rental commitments under non-cancellable operating leases were as follows (in millions):

	2008	2009	2010	2011	2012	Thereafter	Total
Automotive sector	$471	$347	$236	$137	$76	$276	$1,543
Financial Services sector	128	110	86	52	35	90	501

Rental expense was as follows (in billions):

	2007	2006	2005
Rental expense	$1.0	$1.0	$1.5

Guarantees

The fair values of guarantees and indemnifications during 2007 and 2006 are recorded in the financial statements.  At December 31, 2007 and 2006, the following guarantees and indemnifications were issued and outstanding:

Guarantees related to affiliates and third parties.  We guarantee debt and lease obligations of certain joint ventures, as well as certain financial obligations of outside third parties to support business and economic growth.  Expiration dates vary, and guarantees will terminate on payment and/or cancellation of the obligation.  A payment by us would be triggered by failure of the guaranteed party to fulfill its obligation covered by the guarantee.  In some circumstances, we are entitled to recover from the third party amounts paid by us under the guarantee.  However, our ability to enforce these rights is sometimes stayed until the guaranteed party is paid in full, and may be limited in the event of insolvency of the third party or other circumstances.  The maximum potential payments under these guarantees total $7.6 million for 2007 and $100 million for 2006, the majority of which relates to the Automotive sector.  The decrease in potential payments is due primarily to the expiration of guarantees related to a joint venture.

In December 2005, we completed the sale of Hertz.  As part of this transaction, we provided cash-collateralized letters of credit in an aggregate amount of $200 million to support the asset-backed portion of the buyer's financing for the transaction.  Our commitment to provide the letters of credit expires no later than December 21, 2011 and supports the payment obligations of Hertz Vehicle Finance LLC under one or more series of asset-backed notes ("asset-backed notes").  The letters of credit can be drawn upon on any date funds allocated to pay interest on the asset-backed notes are insufficient to pay scheduled interest payments, principal amounts due on the legal final maturity date, or when the balance of assets supporting the asset-backed notes is less than the outstanding balance of the asset-backed notes.  The carrying value of our deferred gain related to the letters of credit was $18 million for 2007 and $23 million for 2006, which represents the estimated fair value of our guarantee.

In 1996, we issued $500 million of 7.25% Notes due October 1, 2008.  In 1999, we entered into a de-recognition transaction to defease our obligation as primary obligor with respect to the principal of these notes.  As part of this transaction, we placed certain financial assets into an escrow trust for the benefit of the noteholders, and the trust became the primary obligor with respect to the principal (we became secondarily liable for the entire principal amount).

We also have guarantees outstanding associated with a subsidiary trust, Ford Motor Company Capital Trust II.  On August 3, 2007, we completed a conversion offer related to our Trust Preferred Securities.  For further discussion of our Trust Preferred Securities, see Notes 16 and 21.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 28.  COMMITMENTS AND CONTINGENCIES (Continued)

Indemnifications.  In the ordinary course of business, we execute contracts involving indemnifications standard in the industry and indemnifications specific to a transaction, such as the sale of a business.  These indemnifications might include claims against any of the following: environmental, tax, and shareholder matters; intellectual property rights; power generation contracts; governmental regulations and employment-related matters; dealers, supplier, and other commercial contractual relationships; and financial matters, such as securitizations.  Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third-party claim.  We regularly evaluate the probability of having to incur costs associated with these indemnifications and have accrued for expected losses that are probable.  We are party to numerous indemnifications and many of these indemnities do not limit potential payment; therefore, we are unable to estimate a maximum amount of potential future payments that could result from claims made under these indemnities.

Warranty

Included in the warranty cost accruals are costs for basic warranty coverages on vehicles sold.  Additional service actions, such as product recalls and other customer service actions, are not included in the warranty reconciliation below, but are also accrued for at the time of sale.  Estimates for warranty costs are made based primarily on historical warranty claim experience.  The following is a tabular reconciliation of the product warranty accruals (in millions):

	2007	2006
Beginning balance	$5,235	$5,849
Payments made during the period	(3,287)	(3,508)
Changes in accrual related to warranties issued during the period	2,894	3,005
Changes in accrual related to pre-existing warranties	(232)	(280)
Foreign currency translation and other	252	169
Ending balance	$4,862	$5,235

The warranty reconciliation excludes divested and held-for-sale operations as of 2007 and 2006.  For further discussion of these amounts, see Note 20.

Litigation and Claims

Various legal actions, governmental investigations and proceedings and claims are pending or may be instituted or asserted in the future against us, including but not limited to those arising out of alleged defects in our products; governmental regulations relating to safety, emissions and fuel economy; financial services; employment-related matters; dealer, supplier and other contractual relationships; intellectual property rights; product warranties; environmental matters; shareholder or investor matters; and financial reporting matters.  Certain of the pending legal actions are, or purport to be, class actions.  Some of the foregoing matters involve or may involve compensatory, punitive, or antitrust or other treble damage claims in very large amounts, or demands for recall campaigns, environmental remediation programs, sanctions, or other relief, which, if granted, would require very large expenditures.

Litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance.  We have established accruals for certain of the matters discussed in the foregoing paragraph where losses are deemed probable and reasonably estimable.  It is reasonably possible, however, that some of the matters discussed in the foregoing paragraph for which accruals have not been established could be decided unfavorably to us and could require us to pay damages or make other expenditures in amounts or a range of amounts that cannot be estimated at December 31, 2007.  We do not reasonably expect, based on our analysis, that such matters would have a material effect on future financial statements for a particular year, although such an outcome is possible.

FORD MOTOR COMPANY AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 28.  COMMITMENTS AND CONTINGENCIES (Continued)

Conditional Asset Retirement Obligations

On December 31, 2005, we adopted FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations ("FIN 47").  In accordance with FIN 47, we accrue for costs related to legal obligations to perform certain activities in connection with the retirement, disposal or abandonment of assets for which the fair value of the liability can be reasonably estimated.

We have identified asbestos abatement and PCB removal as conditional asset retirement obligations.  Asbestos abatement was estimated using site-specific surveys where available and a per/square foot estimate where surveys were unavailable.  PCB removal costs were based on historical removal costs per transformer and applied to transformers identified by a PCB transformer global survey we conducted.

Other conditional asset retirement obligations exist, including regulated substances.  These costs, however, are not estimable until a triggering event occurs (e.g., plant closing) due to the absence of historical cost, range of potential settlement dates and variability among plants.  Once a triggering event occurs and additional regulated substance asset retirement obligations can be estimated, those costs are included as part of the liability.

Upon adoption of FIN 47, the full amount of our estimate of conditional asset retirement obligations related to asbestos abatement and PCB removal was expensed, as an after-tax charge of $251 million shown in Cumulative effects of changes in accounting principles at December 31, 2005.  The liability for conditional asset retirement obligations was $390 million and $399 million at December 31, 2007 and 2006, respectively.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Ford Motor Company:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Ford Motor Company and its subsidiaries at December 31, 2007 and December 31, 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.  In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements and the financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control Over Financial Reporting appearing under Item 9A of the Company's Form 10-K for the year ended December 31, 2007 (not presented herein).  Our responsibility is to express opinions on these financial statements, the financial statement schedule and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audits provide a reasonable basis for our opinions.

Our audits of the financial statements were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The accompanying sector balance sheets and the related sector statements of income and of cash flows are presented for purposes of additional analysis and are not a required part of the basic financial statements.  Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

As discussed in Note 19 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions in 2007.  As discussed in Note 24 the Company changed the manner in which it accounts for defined benefit pension and other postretirement plans and as discussed in Note 2, the Company also changed the timing of its annual goodwill and other intangible assets impairment testing, and its amortization method for special tools in 2006.  As discussed in Note 28 the Company changed the manner in which it accounts for conditional asset retirement obligations in 2005.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Detroit, Michigan
February 27, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Notes 13, 18 and 25 to the consolidated financial statements, as to which the date is June 2, 2008

FORD MOTOR COMPANY AND SUBSIDIARIES

Schedule II — Valuation and Qualifying Accounts
(in millions)

Description	Balance at Beginning of Period		Charged to Costs and Expenses		Deductions		Balance at End of Period
For the Year Ended December 31, 2007
Allowances deducted from assets
Allowance for credit losses	$1,121		$592		$611	(a)	$1,102
Allowance for doubtful receivables (b)	173		5		(19	) (c)	197
Inventories (primarily service part obsolescence) (b)	353		(40	) (e)	—		313
Allowance for deferred tax assets (f)	7,865	(i)	695	(g)	—		8,560
Total allowances deducted from assets	$9,512		$1,252		$592		$10,172

For the Year Ended December 31, 2006
Allowances deducted from assets
Allowance for credit losses	$1,594		$100		$573	(a)	$1,121
Allowance for doubtful receivables (b)	294		14		135	(c)	173	(d)
Inventories (primarily service part obsolescence) (b)	303		50	(e)	—		353
Allowance for deferred tax assets (f)	252		6,928	(g)	—		7,180
Total allowances deducted from assets	$2,443		$7,092		$708		$8.827

For the Year Ended December 31, 2005
Allowances deducted from assets
Allowance for credit losses	$2,471		$167		$1,044	(a)	$1,594
Allowance for doubtful receivables (b)	944		527	(h)	1,177	(c)	294	(d)
Inventories (primarily service part obsolescence) (b)	256		47	(e)	—		303
Allowance for deferred tax assets (f)	172		80		—		252
Total allowances deducted from assets	$3,843		$821		$2.221		$2,443
__________
(a)	Finance receivables and lease investments deemed to be uncollectible and other changes, principally amounts related to finance receivables sold and translation adjustments.
(b)	Excludes Jaguar and Land Rover.
(c)	Accounts and notes receivable deemed to be uncollectible as well as translation adjustments. Included in 2005 is a write-off of Visteon-related receivables of $1.1 billion.
(d)
Includes non-current Visteon-related receivables of $1 million and $19 million at December 31, 2006 and 2005, respectively, which are netted against Other assets – Automotive  on the sector balance sheet.

(e)	Net change in inventory allowances.
(f)	Includes Jaguar and Land Rover.
(g)
Includes $156 million and $2.7 billion in 2007 and 2006, respectively, of allowance for deferred tax assets through Accumulated other comprehensive income/(loss) and $539 million and $4.2 billion in 2007 and 2006, respectively, of allowance for deferred tax assets through the income statement.

(h)	Includes Visteon-related increases of $500 million in 2005.
(i)	Includes $685 million increase to balance at January 1, 2007 due to the adoption of FIN 48.

FSS - 1